EXHIBIT II


                  AGREEMENT OF RECAPITALIZATION AND MERGER
                                BY AND AMONG
                          PX HOLDING CORPORATION,
                 PX MERGER CORPORATION AND PANAVISION INC.,
                       DATED AS OF DECEMBER 18, 1997


                  AGREEMENT OF RECAPITALIZATION AND MERGER

                                By and Among

                          PX HOLDING CORPORATION,

                           PX MERGER CORPORATION

                                    and

                              PANAVISION INC.

                       Dated as of December 18, 1997


                   AGREEMENT OF RECAPITALIZATION AND MERGER

                    AGREEMENT OF RECAPITALIZATION AND MERGER
          (collectively, this "Agreement"), dated as of December 18, 1997, by and among PX Holding Corporation, a Delaware corporation ("Purchaser"), PX Merger Corporation, a Delaware corporation, a wholly owned subsidiary of Purchaser ("Merger Sub"), and Panavision Inc., a Delaware corporation (the "Company").

                    WHEREAS, the Merger (as hereinafter defined) and this Agreement require the vote of a majority of the issued and outstanding Common Shares (as hereinafter defined) for the approval thereof (the "Company
          Stockholder Approval");

                    WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, to either (A) receive the Cash Consideration (as hereinafter defined) or (B) retain the Retained Common Shares(as hereinafter defined), in each case pursuant to the Merger;

                    WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger is in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption of this Agreement by the stockholders of the Company;

                    WHEREAS, Purchaser desires to purchase and the Company desires to issue and sell to Purchaser a certain number of Common Shares pursuant to the terms and conditions set forth in this Agreement (the "Stock
          Purchase");

                    WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Stock Purchase, and also to set forth various conditions to the Merger and the Stock Purchase; and

                    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                    NOW, THEREFORE, in consideration of the
          foregoing and the respective representations, warranties, covenants and agreements set forth herein, Purchaser, Merger Sub and the Company agree as follows:


                                  ARTICLE I

                                  THE MERGER

                    SECTION 1.1  The Merger.  Upon the terms and
          subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                    SECTION 1.2  Effective Time.  As soon as
          practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware Certificate of Merger duly executed and verified by the appropriate parties hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

                    SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and as set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                    SECTION 1.4  Certificate of Incorporation and
          By-Laws of the Surviving Corporation.

                    (a)  The Amended and Restated Certificate of
          Incorporation of the Company dated as of July 12, 1996 (the "Amended and Restated Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, or as otherwise contemplated hereby; and, provided that Section 13(b) shall be restated in its entirety therein to read as follows, "(b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section 13."; and further provided, that a new Section 16 shall be added thereto to read as follows, "The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware."

                    (b) The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving
          Corporation until thereafter amended, in accordance with the provisions thereof, hereof and applicable law.

                    SECTION 1.5 Directors and Officers. Subject to applicable law, immediately prior to the Effective Time, the directors of Merger Sub and the officers of the Company shall be the initial directors and the initial officers, respectively, of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                    SECTION 1.6  Closing.  The closing of the
          Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022-3897, unless another date or place is agreed to in writing by the parties hereto.


                                  ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS

                    SECTION 2.1  Effect on Capital Stock.  As of
          the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares or any shares of capital stock of Merger Sub:

                    (a)  Common Stock of Merger Sub.  All of the
          shares of common stock, par value $1.00 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into 10 (ten) Common Shares.

                    (b)  Cancellation of Treasury Stock.  Each
          Common Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore.

                    (c)  Retention or Exchange of Common Shares.
          Except as otherwise provided herein and subject to Sections 2.2 and 2.3, each Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

                    (i)  for each Common Share with respect to
               which an election to receive an amount in cash equal to $27.00 (the "Cash Consideration") has been made and not revoked in accordance with Section 2.3 and for each Common Share for which no election has been made (the "Cash Election Shares"), the right to receive the Cash Consideration. All Common Shares so exchanged for the Cash Consideration shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Common Shares shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, upon surrender of such Certificate in accordance with Section 2.5.

                    (ii)  for each Common Share with respect to
               which an election to retain Common Shares has been made and not revoked in accordance with Section 2.3, the right to retain such fully paid and non-assessable Common Share (the "Retained Common
               Shares" and, collectively with the Cash
               Consideration, the "Merger Consideration").

                    SECTION 2.2  Proration.

                    (a) Notwithstanding anything in this Agreement to the contrary, the number of Common Shares (the "Cash Election Number") to be converted into the right to receive the Cash Consideration shall be equal to not more than 88% of the number of Common Shares issued and outstanding immediately prior to the Stock Purchase and held of record or beneficially by stockholders of the Company other than Warburg, Pincus Capital Company, L.P. ("Stockholder").

                    (b) If the number of Cash Election Shares is greater than the Cash Election Number, then each Cash Election Share shall (i) receive the Cash Consideration in accordance with the terms of Section 2.1(c)(i) or (ii) be retained as a Retained Common Share in accordance with the terms of Section 2.1(c)(ii) in the following manner:

                    (i)  A proration factor (the "Proration
               Factor") shall be determined by dividing the Cash
               Election Number by the total number of Cash Election
               Shares.

                    (ii)  The number of Cash Election Shares
               converted into cash in accordance with the terms of
               Section 2.1(c)(i) shall be determined by multiplying the Proration Factor by the total number of Cash Election Shares covered by such election, rounded down to the nearest whole number.

                    (iii)  All Cash Election Shares, other than
               those shares that shall receive cash in accordance with Section 2.3(b)(ii), shall be deemed to be Retained Common Shares (on a consistent basis among stockholders who made the election referred to in
               Section 2.3(a), pro rata to the number of shares as to which they made such election).

                    SECTION 2.3  Election Procedures.  (a)  Each
          person who, on or prior to the Election Date (as defined in Section 2.3(b) below), is a record holder of Common Shares will be entitled, subject to Section 2.2 hereof, to make an unconditional election on or prior to such Election Date specifying the number of Common Shares which he desires (i) to have converted into the right to receive the Cash Consideration or (ii) to retain as a Retained Common Share.

                    (b) Subject to any required clearance by the Securities and Exchange Commission (the "SEC"), the Purchaser shall prepare a form of election (the "Form of Election"), which form shall be subject to the reasonable approval of the Company, to be mailed by the Company with the Proxy Statement to the record holders of Common Shares as of the record date for the Special Meeting (as hereinafter defined), which Form of Election shall be used by each record holder of Common Shares who elects to specify the number of Common Shares which he desires to have converted into the right to receive the Cash Consideration in the Merger, subject to the provisions of
          Section 2.2 hereof. The Company will use its reasonable best efforts to make the Form of Election available to all persons who become holders of Common Shares during the period between such record date and the Election Date, with a copy of the Proxy Statement. Any such holder's election shall have been properly made only if such bank or trust company as shall be mutually acceptable to Purchaser and the Company, acting as exchange agent (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York City time on the business day prior to the date of the Special Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates (as hereinafter defined) for the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company (or by an appropriate guarantee if delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of such guarantee of delivery).

                    (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or
          (ii) after the Election Date, if the Company and Purchaser determine, on or prior to the Election Date, that the Closing is not likely to occur within three business days following the Election Date, in which case any Form of Election shall remain revocable until a subsequent date which shall be a date prior to the Closing determined by the Company and the Purchaser. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Merger Sub and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

                    (d)  The determination of the Exchange Agent
          shall be binding with respect to whether or not elections have been properly made or revoked pursuant to this
          Section 2.3 and when elections and revocations were received by it. If the Exchange Agent determines that any election was not properly made, such shares shall be treated by the Exchange Agent as Retained Common Shares. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.2, and any such computation shall be conclusive and binding on the holders of Common Shares. The Exchange Agent may, with the mutual agreement of Merger Sub and the Company, make such rules as are consistent with this
          Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                    SECTION 2.4 Options; Stock Plans. Each option held by an employee, consultant or director of the Company to acquire Common Shares ("Company Stock Option") that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a prompt payment of a single lump sum cash payment equal to the product of (1) the number of Common Shares subject to such Company Stock Option and (2) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Stock Option.

                    SECTION 2.5  Exchange and Retention of Common
          Shares.

                    (a) From time to time prior to the Effective Time, Purchaser shall take all steps necessary to cause to be deposited on a timely basis with the Exchange Agent in an account (the "Exchange Fund") the Cash Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.1(c)(i).

                    (b)  Promptly after the Effective Time,
          Purchaser shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

                    (c)  In effecting the payment of the Cash
          Consideration in respect of Common Shares represented by Certificates entitled to payment of the Cash Consideration pursuant to Section 2.1(c)(i) and Section 2.2(b) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent at the time of such surrender shall pay the holder of such Certificate the Cash Consideration multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment, such Certificate shall forthwith be cancelled.

                    (d)  Until surrendered in accordance with
          paragraph (c) above, each such Certificate (other than Certificates representing Common Shares held by any affiliate of Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Cash Consideration relating thereto. No interest shall be paid or accrued on the Cash Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                    (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation, all cash and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share electing the Cash Consideration may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the applicable aggregate Cash Consideration relating thereto, without any interest thereon.

                    (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time and which were surrendered for exchange for the Cash Consideration. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Exchange Agent for exchange for the Cash Consideration, they shall be surrendered and cancelled in return for the payment of the applicable aggregate Cash Consideration relating thereto, as provided in this Article II.

                    (g)  No Liability.  None of Merger Sub,
          Purchaser, the Company or the Exchange Agent shall be liable to any person in respect of any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which the Cash Consideration would otherwise escheat to or become the property of any Governmental Entity) any such distributions or cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company represents and warrants to
          Purchaser and Merger Sub as follows:

                    SECTION 3.1  Organization and Qualification;
          Subsidiaries. The Company and each of its Subsidiaries, is an entity duly organized, validly existing and in good standing under the laws of its state or jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, financial condition, results of operations of the Company or any of its Subsidiaries that would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither (i) seasonal variations in operating income, to the extent reasonably consistent with prior periods, nor (ii) the existence of a labor strike, in and of itself (that is, unless such labor strike has caused a Material Adverse Effect on the Company), shall be deemed a Material Adverse Effect on the Company. The Company has heretofore made available to Purchaser a complete and correct copy of its Amended and Restated Certificate of Incorporation and By-Laws.

                    SECTION 3.2  Capitalization; Subsidiaries.

                    (a) The authorized capital stock of the Company consists of 50,000,000 Common Shares and 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the close of business on December 12, 1997, 18,155,000 Common Shares were issued and outstanding, all of which are entitled to vote, and no Common Shares were held in the Company's treasury. The Company has no shares of Preferred Stock issued or outstanding. The Company intends to authorize the issuance, prior to the Effective Time, of up to 130,000 shares of Series A Redeemable Preferred Stock of the Company, as contemplated by Section 5.10 of this Agreement. As of December 12, 1997,(i) there were 865,950 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans, and (ii) options to acquire an aggregate of 2,134,050 Common Shares have been issued pursuant to Company Stock Options. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding.

                    (b) Except as set forth above, as set forth on
          Section 3.2 of the Company Disclosure Schedule, and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

                    (c) Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except as set forth in Section 3.2 of the Company Disclosure Schedule, and as permitted by this Agreement, following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock other than pursuant to employee benefit plans.

                    SECTION 3.3  The Purchased Shares.  Upon
          delivery to Purchaser at the Closing of certificates representing the Stock Purchase Common Shares, and upon receipt of the Company of the payment in full therefor,
          (i) good and valid title to the Stock Purchase Common Shares shall pass to the Purchaser, free and clear of all liens and restrictions of any kind, except those pursuant to applicable securities laws, and (ii) the Stock Purchase Common Shares shall be validly issued, fully paid and nonassessable. Other than as provided for in this Agreement, the Stock Purchase Common Shares are not, and upon their issuance will not be, subject to any voting trust agreement or other contract, agreement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or other disposition of the Stock Purchase Common Shares. The Company has reserved 7,000,000 Common Shares for issuance pursuant to the Stock Purchase.

                    SECTION 3.4  Authority Relative to this
          Agreement.

                    (a)  The Company has the requisite corporate
          power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Purchaser and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                    (b)  The Company Board has taken any and all
          necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement, including the Voting and Stockholders Agreement, dated as of December 18, 1997, by and between Stockholder and Mafco Holdings Inc. (the "Stockholders Agreement"), the provisions of Section 203 of the DGCL.

                    SECTION 3.5  No Violation; Required Filings and
          Consents.

                    (a) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien (as hereinafter defined) upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any of its Subsidiaries or their respective properties or assets or
          (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company.

                    (b)  Other than in connection with, or in
          compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                    SECTION 3.6  SEC Reports and Financial
          Statements.

                    (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since November 20, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                    (b)  Each of the consolidated financial
          statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") (i) was prepared from the books of account and other financial records of the Company and its Subsidiaries, (ii) was prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to the omission of footnotes and normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Company).

                    (c)  The Company Financial Statements were
          prepared from the books of account and other financial records of the Company and its Subsidiaries: (i) to reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

                    (d)  Except for liabilities and obligations
          reflected on the September 30, 1997 consolidated balance sheet of the Company (including the notes thereto), liabilities and obligations disclosed in Company SEC Reports filed prior to the date of this Agreement and other liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1997, neither the Company nor any Subsidiary has any liabilities or obligation of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are or are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

                    (e)  The Company has heretofore furnished to
          Purchaser complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Company with the SEC but that are currently in effect and that the Company expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by the Company with SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                    SECTION 3.7  No Undisclosed Liabilities.
          Except (a) to the extent disclosed (1) in the Company SEC Documents filed prior to the date of this Agreement or
          (2) set forth on Section 3.7 of the Company Disclosure Schedule and (b) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice or pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect on the Company. Section 3.7 of the Company Disclosure Schedule sets forth each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger or the other transactions contemplated hereby.

                    SECTION 3.8 Litigation. Except as set forth on Section 3.8 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, which individually or in the aggregate, would have a Material Adverse Effect on the Company or could prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or could prevent the consummation of the transactions contemplated hereby.

                    SECTION 3.9  Properties and Assets; Real
          Property and Leases.

                    (a) With respect to the real property owned by the Company or its Subsidiaries (the "Owned Property") the Company or its Subsidiaries have sufficient title to all such property and assets to conduct their respective businesses as currently conducted, with only such exceptions as set forth in this Section 3.9 or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                    (b) Set forth on Company Disclosure Schedule 3.9(b) is a true, correct and complete list (including a general description of the uses for such real property) of all real property owned or leased by the Company and each of its Subsidiaries.

                    (c)  Except as would not have a Material
          Adverse Effect on the Company, each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) those items set forth on the Company Disclosure
          Schedule 3.9(c), (B) Liens for current taxes and assessments not yet past due and payable, or if due and payable, which are being contested in good faith, (C) inchoate mechanics' and materialman's Liens of construction in progress, (D) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary, (E) all liens, easements and other matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not materially and adversely affect the use of the property for its intended purpose (F) any condition that may be shown by a current survey, title report or physical inspection, and (G) zoning, building and other similar restrictions (Liens described in clauses (A) through (G) being referred to herein as "Permitted Liens"), and (ii) except as set forth on the Company Disclosure Schedule 3.9(c), with respect to any Owned Property, the Company has not received written notice that such Owned Property is subject to any governmental decree or order to be sold or is being condemned or otherwise taken by any public authority with or without payment of compensation therefor, and, to the best knowledge of the Company, no such condemnation or taking has been proposed.

                    (d) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, and all amendments and modifications thereto are in full force and effect and, except as set forth on the Company Disclosure
          Schedule 3.9(d) have not been modified or amended, and, except as set forth on the Company Disclosure Schedule 3.9(d), the Company has not received notice of any default under any such lease by the Company or any Subsidiary, or to the knowledge of the Company, no other party thereto is in default thereunder, nor to the knowledge of the Company has any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary or, to the knowledge of the Company, any other party thereto, occurred, except as, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                    SECTION 3.10  Insurance.  Set forth in Section
          3.10 of the Company Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company or any Subsidiary, their respective businesses, properties and assets (or their directors, officers, salespersons, agents or employees). All policies set forth in Section 3.10 of the Company Disclosure Schedule are in full force and effect and shall remain in full force and effect through the Closing Date, except to the extent replaced by substantially similar insurance coverage, and with respect to all policies, all premiums currently payable or previously due have been paid, and, to the best knowledge of the Company, no notice of cancellation or termination has been received by the Company or any Subsidiary with respect to any such policy, except for statutory notices. All such policies are sufficient for compliance with all requirements of law and of all Contracts and agreements to which the Company or any Subsidiary is a party or otherwise bound and are valid, outstanding, collectible and enforceable policies and provide insurance coverage which is adequate and customary for a business of the size and type of the Company or any Subsidiary, as the case may be.

                    SECTION 3.11  Information.  None of the
          information to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the definitive proxy statement to be used in connection with a meeting (the "Special Meeting") of the Company's stockholders at which this Agreement and the matters contemplated hereby will be considered and voted upon and the Form S-4 of which such proxy statement will form a part (collectively, the "Proxy Statement") or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company further represents that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws.

                    SECTION 3.12  Employee Benefit Plans.

                    (a) Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party for the benefit of any employee or former employee of the Company or any Subsidiary (the "Plans").

                    (b) With respect to each Plan, the Company has made available to Purchaser true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

                    (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                    (d) No Plan is subject to Title IV of ERISA. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except whether failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company.

                    (e)  Each Plan intended to be "qualified"
          within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                    (f)  Except as set forth in the Company
          Disclosure Schedule 3.12(a), no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
          (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                    (g)  There are no pending, threatened or
          anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), except to the extent that such claims would not reasonably be expected to result in a Material Adverse Effect on the Company.

                    SECTION 3.13  Taxes.

                    (a) Except as set forth in Schedule 3.13(a) of the Company Disclosure Schedule, all Tax Returns (as hereinafter defined) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, which if not filed would result in a Material Adverse Effect, have been duly and timely filed with the appropriate taxing authorities and were, in all material respects, true, complete and correct.

                    (b) Except as set forth in Schedule 3.13(b) of the Company Disclosure Schedule, the Company and each Subsidiary has paid or will have had paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all Taxes (as hereinafter defined) for which it is liable and which if not paid would result in a Material Adverse Effect.

                    (c)  The Company and each Subsidiary has
          established on its books and records adequate reserves for the payment of all Taxes for which it is liable which are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them and which, in each case, the failure to establish adequate reserves for such Taxes would result in a Material Adverse Effect.

                    (d)  The Company and each Subsidiary has
          complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws, and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws, in each case in which the failure to so comply and so withhold would result in a Material Adverse Effect.

                    (e) Except as set forth in Schedule 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

                    (f) Except as set forth in Schedule 3.13(f) of the Company Disclosure Schedule, there are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

                    (g) Except as set forth in Schedule 3.13(g) of the Company Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies claimed, asserted, proposed or assessed and the amount thereof, and the taxable year in question), no United States federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary the liability for which would result in a Material Adverse Effect on the Company and no notification has been received by the Company or any Subsidiary that such an audit or other proceeding is pending or threatened.

                    (h) Neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of section 999 of the Code.

                    (i) Neither the Company nor any Subsidiary has filed a consent pursuant to section 341(f) of the Code (or any predecessor provision) or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in section 341(f)(4) of the Code) owned by either the Company or any Subsidiary.

                    (j)  No property of the Company or any
          Subsidiary is property that the Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect prior to the enactment of the Tax Reform Act of 1986.

                    (k) Panavision Inc., Panavision Remote Systems Inc., Victor Duncan Inc., Keepco I Inc. and Keepco II Inc. are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code that includes the Company; and such affiliated group filed a consolidated return with respect to United States federal income taxes.

                    (l) Except as set forth in Schedule 3.13(l) of the Company Disclosure Schedule, there are no encumbrances for taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due and payable.

                    (m) Except as set forth in Schedule 3.13(m) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has an obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

                    (n) Except as set forth in Schedule 3.13(n) of the Company Disclosure Schedule, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of the Company or any Subsidiary.

                    (o) Except as set forth in Schedule 3.13(o) of the Company Disclosure Schedule, to the best knowledge of the Company and its Subsidiaries no jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

                    (p)  All material elections with respect to
          Taxes of the Company or any Subsidiary are set forth in
          Schedule 3.13(p) of the Company Disclosure Schedule.

                    (q)  The Company has previously delivered or
          made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings and technical advice memoranda relating to United States federal, state, local or foreign Taxes due with respect to the income or business of the Company or Panavision International, L.P., (ii) all income Tax Returns filed with any taxing authority (or the relevant portions of any combined, consolidated, or unitary Tax Return filed in any jurisdiction of which the Company or Panavision International, L.P. is a member, including, without limitation, information relating to the computation of taxable income) filed by or on behalf of the Company or Panavision International, L.P. in the last three years,
          (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or Panavision International, L.P. with any taxing authority, and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or Panavision International, L.P.

                    (r) The net operating losses, capital losses, charitable contributions, foreign tax credits, general business credits and minimum tax credits for United States federal, state, foreign and all other purposes, as applicable, of each of the Company and any Subsidiary and the dates on which such net operating losses and such other tax attributes will expire are set forth in
          Schedule 3.13(r) of the Company Disclosure Schedule.

                    (s) Except as set forth in Schedule 3.13(s) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has an overall foreign loss (as defined in section 904 of the Code and allocated under Treasury Regulation section 1.1502-9) as of the taxable year ending December 31, 1996. For all periods subsequent to the taxable year ending December 31, 1996, through the Closing, the Company and its Affiliates (including any Subsidiary) have not and will not take any action or engage in any transaction including, without limitation, causing the Company or any Subsidiary to incur additional liabilities and/or additional expenses (other than (i) any actions or transaction made in the ordinary course of business, (ii) any transactions contemplated by this Agreement or (iii) the acquisition by the Company of the film services group of Visual Action Holdings Plc) that would create an overall foreign loss allocable to the Company or any Subsidiary under Treasury Regulation section 1.1502-9.

                    (t) Except as set forth in Schedule 3.13(t) of the Company Disclosure Schedule, no QEF elections (as defined in section 1295 of the Code) have been filed by or on behalf of the Company or any Subsidiary.

                    (u)  For purposes of this Agreement, "Taxes"
          shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

                    SECTION 3.14  Environmental Matters.

                    (a) Except as set forth on Section 3.14 of the Company Disclosure Schedule:

                    (i) the Company and its Subsidiaries have been and are in compliance with all applicable
               Environmental Laws as in effect on the date hereof, except for such non-compliance violations and defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

                    (ii) the Company and its Subsidiaries possess all Environmental Permits required for the operation of the Business pursuant to Environmental Laws as in effect on the date hereof, all such Environmental Permits are in effect, there are no pending or, to the best knowledge of the Company, threatened proceedings to revoke such Environmental Permits and the Company and its Subsidiaries are, to the best knowledge of the Company, in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

                    (iii)  except for matters which would not,
               individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has received any written notification that the Company or any Subsidiary, as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person as to whether
               (x) any Remedial Action is or may be needed to respond to a Release or threat of Release into the environment of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof; (y) any Environmental Liabilities and Costs imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, related to or arising from the current or past operations of the Business; or (z) the Company or any subsidiary is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law as in effect on or prior to the date hereof, for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned, leased or operated by the Company and its Subsidiaries;

                    (iv) except for Environmental Permits, none of the Company and its Subsidiaries has entered into any written agreement with any Governmental Entity by which the Company or any Subsidiary has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery with respect to such Releases or threatened Releases;

                    (v) there is not now and has not been at any time in the past, a Release in connection with the current or former conduct of the Business of Hazardous Substances as regulated under Environmental Laws as in effect on or prior to the date hereof for which the Company or any Subsidiary is required or is reasonably likely to be required to perform a Remedial Action pursuant to Environmental Laws as currently in effect, or will incur Environmental Liabilities and Costs that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

                    (b)  For purposes of this Section:

                    (i)  "Business" means the current and former
               businesses of the Company and its Subsidiaries including, but not limited to, businesses or Subsidiaries that have been previously sold by the Company, its Subsidiaries or any predecessors thereto.

                    (ii)  "Environmental Laws" means all Laws
               relating to the protection of the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, but not limited to,
               (i) CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, as amended (the "TSCA"), property transfer statutes or requirements and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

                    (iii)  "Environmental Liabilities and Costs"
               means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants based on, arising out of or otherwise in respect of (i) the Company, any Subsidiary (including predecessors and former Subsidiaries) or property owned, used or leased by the Company or any Subsidiary in respect of the Business at any time; (ii) conditions existing on, under, around, above or migrating from any such property; and (iii) expenditures necessary to cause any such property or the Company or any Subsidiary to be in compliance with requirements of Environmental Laws.

                    (iv)  "Environmental Permits" means any
               federal, state, foreign, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted under any Environmental Law.

                    (v) "Hazardous Substances" means any substance that (a) is defined, listed or identified or otherwise regulated as a "hazardous waste," "hazardous material" or "hazardous substance" "toxic substance," "hazardous air pollution," "polluted," or "contaminated" or words of similar meaning and regulatory effect under CERCLA, TSCA or the Resource Conservation and Recovery Act or any other Environmental Law or analogous state or foreign law (including, without limitation, radioactive substances, asbestos, polycholorinated biphenyls, petroleum and petroleum derivatives and products) or
               (b) requires investigation, removal or remediation under applicable Environmental Law.

                    (vi)  "Laws" means all (A) constitutions,
               treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

                    (vii) "Release" means as defined in CERCLA or the Resource Conservation and Recovery Act, without limiting its application to violations or alleged violations of those statutes, but not including any discharge, spill or emission that is the subject of, and in compliance with, an Environmental Permit.

                    (viii)  "Remedial Action" means all actions
               required by Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations or monitoring in respect of any such matter.

                    SECTION 3.15  Absence of Certain Changes.
          Since September 30, 1997, except as contemplated by this Agreement or as disclosed in Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on the Company, (b) any material change by the Company in its accounting methods, principles or practices, except as may be required by GAAP, (c) any damage, destruction or loss (whether or not covered by insurance) with respect to properties or assets of the Company or any Subsidiary that, individually or in the aggregate, is material to the Company and its Subsidiaries taken as a whole, (d) any declaration, setting aside or payment of any dividend or distribution in respect of Common Shares or any redemption, purchase or other acquisition of any of its securities, (e) any revaluation by the Company and its Subsidiaries of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (f) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (h) any acquisition or disposition by the Company of any material asset, except in the ordinary course of business except consistent with past practice,
          (i) any incurrence, assumption or guarantee of any indebtedness or obligation relating to any lending or borrowing except current liabilities and commitments incurred in the ordinary course of business consistent with past practice, or (j) any amendment, modification or termination of any existing, or entering into any new, material contract, or any material plan, lease, license, permit or franchise, except in the ordinary course of business consistent with past practice.

                    SECTION 3.16  Broker.  Except for the
          engagement of Goldman, Sachs & Co., none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                    SECTION 3.17  Opinion of Investment Banker.
          The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of December 17, 1997, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

                    SECTION 3.18  Board Recommendation.  The
          Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated hereby, including the Merger.

                    SECTION 3.19  Required Company Vote.  The
          Company Stockholder Approval, being the affirmative vote of a majority of the Common Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                    SECTION 3.20  Intellectual Property.

                    (a)  Section 3.20 of the Company Disclosure
          Schedule sets forth a list of all material domestic and foreign Intellectual Property (as hereinafter defined). Except as set forth on Section 3.20 of the Company Disclosure Schedule:

                    (b) To the Company's knowledge, the Company or a Subsidiary is the sole and exclusive owner of the Intellectual Property set forth on Section 3.20 of the Company Disclosure Schedule and has the sole and exclusive right to use, sell, license, or bring actions for the infringement of its rights thereto, free and clear of all Liens which would have a Material Adverse Effect on the Company;

                    (c) To the Company's knowledge, there are no royalties, fees or other payments payable by the Company or any of its Subsidiaries to any person by reason of ownership, use, license or sale of any of the Intellectual Property or the conduct of the Company or its Subsidiaries' business which would have a Material Adverse Effect on the Company;

                    (d)  To the Company's knowledge, neither the
          Company nor its Subsidiaries has entered into or is otherwise bound by any consent, forebearance to sue, settlement agreement or other agreement which limits the Company's or its Subsidiaries' rights to use, sell or license any of the Intellectual Property except as would not have a Material Adverse Effect on the Company;

                    (e)  All patent, trademark, service mark,
          copyright and other registrations and applications set forth on Section 3.20 of the Company Disclosure Schedule
          (x) are standing in the name of the Company or a Subsidiary, (y) are, with respect to domestic registrations and applications, valid and subsisting, and
          (z) to the Company's knowledge, are not subject to any pending, actual or threatened interference, opposition, cancellation or other proceeding before any court or registration authority which individually or in the aggregate would have a Material Adverse Effect on the Company;

                    (f)  To the Company's knowledge, neither the
          Company nor its Subsidiaries is, in any material respect, in breach, violation or default of the License Agreements (and the Company is not aware of any event which has occurred which with the giving of notice or the passage of time or both would constitute such a breach, violation or default or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration under any such agreement), and to the Company's knowledge, no other party to any such agreement is in breach, violation or default thereof except as would not have a Material Adverse Effect on the Company;

                    (g)  To the Company's knowledge, neither the
          manufacture, use, sale, offering for sale, marketing or importation under, or the license of any of the Intellectual Property set forth in Section 3.20 of the Company Disclosure Schedule, nor the conduct of the Company's or its Subsidiaries' businesses in the manner currently conducted or proposed to be conducted, violates, in any material respect, any License Agreement, or conflicts with or infringes on the rights of any person; no allegation of such an infringement has been made within three (3) years preceding the date of this Agreement, and the Company is not aware of any basis for such a claim; and, to the Company's knowledge, there is no pending or threatened claim or litigation challenging or questioning the validity of, or the Company's or its Subsidiaries' ownership or right to use, sell, license, or bring actions for the infringement of its rights to the Intellectual Property set forth in Schedule 3.20 of the Company Disclosure Schedule which individually or in the aggregate would have a Materially Adverse Effect on the Company, and the Company is not aware of any basis for such a claim;

                    (h) To the Company's knowledge, no person has infringed, misappropriated, or misused any of the Intellectual Property, except as would not have a Material Adverse Effect on the Company, and neither the Company nor any of its subsidiaries has asserted any claim of infringement, misappropriation, or misuse against any person within the past three (3) years;

                    (i)  To the Company's knowledge, the Company
          and its Subsidiaries have taken all reasonably necessary steps to maintain and protect the Intellectual Property set forth on Schedule 3.20 of the Company Disclosure Schedule; and

                    (j)  Except as would not have a Material
          Adverse Effect on the Company, the Company is not aware of any facts or circumstances that exist which could render any of the Intellectual Property invalid or unenforceable.

                    (k) As employed herein, the term "Intellectual Property" shall mean: (i) any and all registered and unregistered trademarks, service marks, slogans, trade names, logos and trade dress, both domestic and foreign, which are owned by the Company or a Subsidiary (collectively, and together with the good will associated with each, "Trademarks"); (ii) any and all domestic and foreign patents, patent applications, invention registrations and invention disclosures which are owned by the Company or a Subsidiary (collectively, "Patents");
          (iii) any and all registered and unregistered copyrights, both domestic and foreign, which are owned by the Company or a Subsidiary, including, but not limited to, programs and databases which are owned by the Company or a Subsidiary (together, "Software"); (iv) any and all unpatented or unpatentable methods, devices, technology, trade secrets, proprietary information and know-how which are owned by the Company or a Subsidiary (collectively, "Technology"); and (v) any and all licenses, contracts or other agreements which involve the development, acquisition, use, sale or license of intellectual property rights and to which the Company or a Subsidiary is a party (collectively, "License Agreements."

                    SECTION 3.21  Related Party Transactions.
          Except as set forth in Section 3.21 of the Company Disclosure Schedule hereto or as disclosed in SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate (other than any Subsidiary) of the Company, on the one hand, and the Company or any Subsidiary, on the other hand.

                    SECTION 3.22  Labor Relations and Employment.

                    (a) Except as set forth on Section 3.22(a) of the Company Disclosure Schedule and except to the extent that such matters would not result in a Material Adverse Effect on the Company, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action; (ii) to the best knowledge of the Company, there are no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure;
          (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; (x) there are no complaints, lawsuits or other proceedings pending or, to the best knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and (xi) to the best knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.


                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                         OF PURCHASER AND MERGER SUB

                    Purchaser and Merger Sub represent and warrant to the Company as follows:

                    SECTION 4.1  Organization and Qualification.
          Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is not required to be qualified as a foreign corporation under the laws of any jurisdiction.

                    SECTION 4.2  Authority Relative to this
          Agreement. Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by their respective Board of Directors and sole stockholder of each of Purchaser and Merger Sub and no other corporate proceedings on the part of either Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms.

                    SECTION 4.3  Capitalization of Merger Sub;
          Interests in the Company. The authorized capital stock of Merger Sub consists of the Merger Sub Common Stock. As of the close of business on December 17, 1997, 10 shares of Merger Sub Common Stock were issued and outstanding, all of which are entitled to vote, and no shares of Merger Sub Common Stock were held in the Merger Sub's treasury. All the outstanding shares of the Merger Sub's capital stock are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, the Purchaser and Merger Sub do not beneficially hold any Common Shares.

                    SECTION 4.4  No Violation. (a) Neither the
          execution nor delivery of this Agreement by either Purchaser or Merger Sub nor the consummation by either Purchaser or Merger Sub of the transactions contemplated hereby shall (i) constitute a breach or violation of any provision of the Certificate of Incorporation or By-Laws of either Purchaser or Merger Sub or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of either Purchaser or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other Contract to which either Purchaser or Merger Sub is a party or by which it or any of its properties or assets are bound or
          (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Purchaser or Merger Sub or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Lien that individually or in the aggregate would not have a Material Adverse Effect on Purchaser or Merger Sub.

                    (b)  Other than in connection with, or in
          compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the Securities Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on
          Purchaser or Merger Sub.   The term "Material Adverse
          Effect on Purchaser or Merger Sub", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or prospects of Purchaser or Merger Sub that would be materially adverse to Purchaser or Merger Sub, respectively.

                    SECTION 4.5  Information.  None of the
          information to be supplied by either Purchaser or Merger Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or
          (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                    SECTION 4.6  No Prior Business.  Neither
          Purchaser nor Merger Sub has engaged in any business or activity of any kind or entered into any agreement or arrangement with any Person or incurred, directly or indirectly, any material liabilities or obligations, other than in connection with the transactions contemplated by this Agreement.

                    SECTION 4.7 No Distribution. Purchaser shall acquire any Common Shares purchased pursuant to this Agreement for its own account and not with a view to or for sale in connection with any distribution thereof, and Purchaser shall not sell or otherwise dispose of any Common Shares, except in each case in compliance with the Securities Act and the rules and regulations thereunder.

                    SECTION 4.8  Broker.  Neither the Purchaser
          nor Merger Sub, or any of their affiliates, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.


                                  ARTICLE V

                                  COVENANTS

                    SECTION 5.1  Conduct of Business of the
          Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Purchaser, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in or contemplated by this Agreement, (y) required by law, or
          (z) set forth on Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its Subsidiaries not to, without the consent of Purchaser:

                    (a)  except with respect to annual bonuses
          made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

                    (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice, (B) indebtedness of the Company to a direct or indirect wholly owned Subsidiary to the Company or another direct or indirect wholly owned Subsidiary and (C) other indebtedness with a maturity of not more than one year incurred in the ordinary course of business consistent with past practice;

                    (c)  enter into any contract or agreement
          material to the business, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice;

                    (d)  sell, lease, license, mortgage or
          otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), (i) except in the ordinary course of business consistent with past practice or (ii) as otherwise reasonably necessary to comply with the terms of any (a) mortgage liens encumbering such Property, (b) insurance requirement or (c) laws, rules or regulations or any governmental authority;

                    (e)  (i) declare, set aside or pay any
          dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                    (f)  authorize for issuance, issue, deliver,
          sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of options or pursuant to Company Stock Options);

                    (g)  amend its Amended and Restated
          Certificate of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or of any material Subsidiary of the Company;

                    (h) acquire or dispose of (including, without limitation, by merger, consolidation, or acquisition or disposition or stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practice and any other acquisitions or dispositions for consideration which is not, individually, in excess of $2,500,000, and in the aggregate, in excess of $5,000,000;

                    (i)  settle or compromise any stockholder
          derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $50,000, or in the aggregate in excess of $250,000, other than in consultation and cooperation with Purchaser, and, with respect to any such settlement, with the prior written consent of Purchaser;

                    (j)  take any action, other than reasonable
          and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                    (k)  make any tax election or settle or
          compromise any material federal, state, local or foreign income tax liability;

                    (l) take any action that would result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied; and

                    (m) authorize or enter into any agreement to do anything prohibited by Sections 5.1(a) through (m).

                    SECTION 5.2  Access to Information;
          Confidentiality. (a) To the fullest extent possible, consistent with applicable Law, the Company shall afford to Purchaser and its officers, employees, accountants, counsel, financial advisors and other representatives ("Representatives") reasonable access during normal business hours during the period prior to Effective Time to all the officers, employees, agents, properties, books, contracts, commitments and records of the Company and its Subsidiaries, and shall cooperate in furnishing, and cause its officers, employees and agents to furnish, promptly to Purchaser and its representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as Purchaser may reasonable request.

                    (b)  Until the Effective Time, Purchaser,
          Merger Sub and the Company shall be bound by, and will hold any information received pursuant to this Agreement in confidence in accordance with the terms of, the confidentiality agreement by and between the Company and Mafco Consolidated Group, Inc., dated October 8, 1997 (the "Confidentiality Agreement").

                    (c) No investigation by either the Company or Merger Sub shall affect the representations and warranties of the other.

                    SECTION 5.3  Financing.  Purchaser shall use
          its reasonable best efforts to conclude any financing necessary to consummate the transactions contemplated by this Agreement on or before the Closing Date. The Company shall use, and shall cause William C. Scott, Chairman of the Board and Chief Executive Officer, John
          S. Farrand, President and Chief Operating Officer and Jeffrey J. Marcketta, Executive Vice President, Chief Financial Officer and Treasurer to use, their respective reasonable best efforts (consistent with the Company's obligations pursuant to Section 5.1 of this Agreement) to assist the Purchaser in obtaining any financing pursuant to this Section 5.3.

                    SECTION 5.4 Stock Purchase. (a) Immediately prior to the consummation of the Merger, the Company shall sell, transfer, assign and deliver the Designated Number of Common Shares (as hereinafter defined) to the Purchaser, and the Purchaser shall purchase the Designated Number of Common Shares from the Company for the Designated Per Share Purchase Price (as hereinafter defined), payable by wire transfer of same day funds; provided, that all conditions to the Merger contained in this Agreement have been either satisfied or waived.

                    (b)  For purposes hereof:

                    (i)  "Designated Per Share Purchase Price"
          shall mean the number obtained by dividing (x) the sum of (A) the number of Cashed Shares multiplied by $27.00,
          (B) the number Company Stock Options to be cashed out pursuant to Section 2.4 of this Agreement multiplied by $27.00, and (C) 100 times the number of redeemable preferred shares to be exchanged for cash pursuant to
          Section 7.3 of the Stockholders Agreement, multiplied by $26.50, by (y) the sum of (A) the number of Cashed Shares, (B) the number Company Stock Options to be cashed out pursuant to Section 2.4 of this Agreement, and (C) 100 times the number of redeemable preferred shares to be exchanged for cash pursuant to Section 7.3 of the Stockholders Agreement; and

                     (ii)  "Designated Number of Common Shares"
          shall mean such number of Common Shares which, when added to the number of Retained Shares and the number of Common Shares to be retained by the Stockholder pursuant to Section 7.3 of the Stockholders Agreement, results in a number of Common Shares which, when multiplied by the Designated Per Share Purchase Price, shall equal $215,000,000.

                    SECTION 5.5  Efforts.

                    (a)  Upon the terms and subject to the
          conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement, including, (x) the prompt preparation and filing with the SEC of the Proxy Statement, as well as any other registration statement that may be required in connection with the financing of the transactions contemplated by this Agreement, and (y) such actions as may be required to have the Proxy Statement, and such other registration statements, if any, declared effective under the Securities Act and the Proxy Statement cleared by the SEC, in each case, as promptly as practicable, including by consulting with each other as to and responding promptly to, any SEC comments with respect thereto, and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) causing the satisfaction of all conditions to the Closing.

                    (b)  Each party shall promptly consult with
          the other with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If either party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

                    SECTION 5.6  Public Announcements.  The
          Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger, the Stock Purchase and the other transactions contemplated hereby, shall provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

                    SECTION 5.7  Indemnification; Directors' and
          Officers' Insurance.

                    (a)  From and after the Effective Time,
          Purchaser shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") from and against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Amended and Restated Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect for six years after the Effective Time. It is further understood and agreed that the Company shall, to the fullest extent permitted under the DGCL and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgements, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this
          Section 5.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Parties have conflicting interests in the outcome of such action. Without limiting the foregoing, Purchaser shall, and shall cause the Surviving Corporation to, advance expenses, including reasonable attorney's fees and expenses, as incurred by an Indemnified Party with respect to the foregoing to the fullest extent permitted under the DGCL, provided that the Indemnified Party to whom expenses are advanced provides the undertaking to repay such advances contemplated by Section 145(e) of the DGCL.

                    (b) The Surviving Corporation shall cause to be maintained in effect for not less than four years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.7(b) for such maximum amount then it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                    (c)  This Section 5.7 shall survive the
          consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Purchaser, and the Surviving Corporation.

                    SECTION 5.8 Notification of Certain Matters. Purchaser and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of either party or the conditions to the obligations of either party hereunder. Each of the Company, Purchaser and Merger Sub shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                    SECTION 5.9  No Solicitation.

                    (a)  The Company and its Subsidiaries shall,
          and the Company shall direct and use its reasonable best efforts to cause the officers, directors, employees, representatives, agents and affiliates of the Company and its Subsidiaries to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Transaction Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly,

                    (i) solicit, initiate or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may be reasonably expected to lead to, any Transaction Proposal or

                    (ii) enter into or participate in any
          discussions or negotiations regarding any Transaction
          Proposal;

          provided, however, that at any time prior to the receipt of the vote of the Company's stockholders approving this Agreement and the transactions contemplated hereby (the "Required Vote") the Company may, in response to a Transaction Proposal which the Board of Directors reasonably believes may constitute, or result in the making of, a Superior Proposal (as hereinafter defined) which was not solicited subsequent to the date hereof
          (x) furnish information with respect to the Company to any Person pursuant to a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement; and (y) enter into or participate in discussions, investigations or negotiations regarding such Transaction Proposal. The Company shall promptly give written notice to Purchaser of the names of the person or persons with respect to which it takes any action pursuant to subclauses (x) and
          (y) of the preceding sentence and a general description of the actions taken.

                    (b) Except as set forth in this Section 5.9, the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that it has received a Superior Proposal (as defined below), the Board of Directors of the Company may, prior to the receipt of the Required Vote, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal or terminate this Agreement, but in each case, only at a time that is at least four business days after Purchaser's receipt of written notice advising Purchaser that the Board of Directors of the Company has received a Transaction Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal.

                    (c)  Nothing contained in this Section 5.9
          shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgement of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's shareholders under applicable law or is otherwise required under applicable law.

                    (d) (i) For purposes of this Agreement,
          "Transaction Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 50% of the aggregate assets of the Company and its subsidiaries, taken as a whole, or more than 50% of the voting power of the shares of Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                    (ii) For purposes of this Agreement, a
          "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, to be more favorable to the Company's shareholders than the Merger (taking into account all factors relating to such proposal deemed relevant by the Company Board, including, without limitation, the financing of such proposal and all other conditions to closing).

                    SECTION 5.10 Redeemable Preferred Stock. The Company shall from the date of this Agreement and until the Closing reserve 130,000 shares of Series A Redeemable Preferred Stock of the Company, free and clear of any lien or encumbrance thereon, for issuance pursuant to Section 7.3 of the Stockholders Agreement.

                    SECTION 5.11 Affiliate Letters. Prior to the Closing Date, the Company shall deliver to Purchaser and Merger Sub a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who makes or is deemed to have Retained Common Shares to deliver to Purchaser on or prior to the Closing Date a written agreement in a form reasonably satisfactory to Purchaser and the Company.

                    SECTION 5.12  Reports.  The Company shall
          provide Purchaser with monthly financial statements, prepared in accordance with past practice, as soon as reasonably practicable following delivery of such reports to the Chief Executive Officer of the Company.

                    SECTION 5.13  Stockholders Meeting.

                    (a)  The Company, acting through the Company
          Board, shall, in accordance with applicable law:

                    (i)  duly call, give notice of, convene and
               hold the Special Meeting as soon as practicable following the execution of this Agreement;

                    (ii)  prepare and file with the SEC a
               preliminary proxy statement relating to this Agreement, and use its best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                    (iii)  subject to Section 5.9, include in the
               Proxy Statement the recommendation of the Company
               Board that stockholders of the Company vote in favor of the approval of this Agreement.

                    (b) The Company and Purchaser, shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company shall further take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Common Shares, in each case, as and to the extent required by applicable federal securities laws.

                    SECTION 5.14  Employee Benefits.  As of the
          Effective Time, the Surviving Corporation shall honor and satisfy all obligations and liabilities with respect to the Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Plan after the Effective Time, and any Plan may be amended or terminated subject to, and in accordance with, its terms and applicable law. For a period of at least 18 months following the Effective Time, the Surviving Corporation shall provide employee benefit plans, programs and arrangements, either directly or through a plan of an affiliate ("Purchaser Plans") that, in the aggregate, provide benefits not materially less favorable than the Plans as currently in effect, provided that (i) each employee of the Company shall receive full credit for years of service with the Company or any of its subsidiaries prior to the Merger for all purposes for which such service was recognized under applicable Plans, including, but not limited to, recognition of service for eligibility, vesting (including acceleration thereof pursuant to the terms of the applicable Plans) and, to the extent not duplicative of benefits received under such Plans, the amount of benefits, (ii) each employee of the Company shall participate in the Purchaser Plans on terms no less favorable than those applicable to similarly situated employees in such Purchaser Plans, and (iii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Plans) and eligibility waiting periods under any group health plans shall be waived with respect to such participants and their eligible dependents.

                    SECTION 5.15 Other Actions. With respect to each employee (the "Individuals") of the Company who is a "disqualified individual" (within the meaning of section 280G of the Code) the Company shall (i) pay to each such individual, prior to January 1, 1998, the amount determined by the Company to have been earned by such individual in respect of the current fiscal year of the Company under the Company's Executive Incentive Compensation Plan, (ii) take all such reasonable actions (including, but not limited to, accelerating the exercisability of Company Stock Options held by the Individuals) as shall be necessary to permit each Individual to exercise, prior to January 1, 1998, a sufficient number of Company Stock Options so as to permit the condition set forth in Section 6.2(f) hereto to be satisfied and (iii) use its commercially reasonable best efforts to loan to each Individual, on commercially reasonable terms, the amount (the "Withholding Amount") required to be withheld by the Company under federal, state and local tax laws in respect of any exercise of a Company Stock Option after the date hereof to the extent such exercise is intended by the Individual to satisfy the condition set forth in
          Section 6.2(f) hereof. To the extent that the Company is unable to lend all or part of the Withholding Amount to one or more of the Individuals, Purchaser shall, or shall cause one of its affiliates to, lend to each Individual an amount equal to the excess, if any, of the Withholding Amount with respect to such Individual over the amount loaned to such Individual by the Company pursuant to the preceding sentence; provided, however, that the Purchaser's obligations under this sentence shall be conditioned upon (1) the receipt by the Purchaser or such affiliate of a first priority perfected security interest in all of the shares of Common Shares acquired upon the exercise of such Company Stock Options and (2) the making of arrangements satisfactory to the Purchaser for the continuation of such first priority perfected security interest in all proceeds of such Common Shares.

                    SECTION 5.16  Listing of Common Stock.  The
          Company shall use its reasonable best efforts to cause the Common Shares to be issued pursuant to the Stock Purchase to be authorized for listing on the NYSE, subject to official notice of issuance.


                                 ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE MERGER

                    SECTION 6.1 Conditions to the Obligations of Both Parties. The respective obligations of Purchaser, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                    (a)  Stockholder Approval.  The stockholders
          of the Company shall have duly approved the transactions contemplated by this Agreement (the "Stockholder
          Approval").

                    (b)  Form S-4.  The Form S-4 of which the
          Proxy Statement constitutes a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Common Shares shall have been complied with.

                    (c)  Solvency Letters.  The Company and
          Purchaser shall each have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to both parties, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement.

                    (d) Orders and Injunctions. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or Order which is then in effect and has the effect of restraining or making the Merger or the Stock Purchase illegal or otherwise prohibiting consummation of the Merger or the Stock Purchase.

                    (e)  HSR Act.  Any waiting period (and any
          extension thereof) under the HSR Act applicable to the Merger and the Stock Purchase shall have expired or been terminated.

                    (f) The Stock Purchase. Purchaser shall have purchased and the Company shall have issued and sold the Stock Purchase Shares pursuant to Section 5.4 of this
          Agreement.

                    SECTION 6.2  Conditions to the Obligations of
          Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the following conditions:

                    (a)  Accuracy of Representations and
          Warranties. The representations and warranties of the Company contained herein (without giving effect to the materiality, Material Adverse Effect or knowledge qualifications contained therein) shall be true and correct when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct as of such specific date), except, in all instances, where the failure to be so true and correct shall not result, individually or in the aggregate, in a Material Adverse Effect; and Purchaser shall have received a certificate signed on behalf of the Company by the chief executive office and the chief financial officer of the Company to such effect.

                    (b)  Performance of Obligations of the
          Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

                    (c)  Release of Lien.  The lien referred to in
          Schedule 3.20(b) of the Company Disclosure Schedule shall have been released.

                    (d) Material Adverse Effect. There shall not have been a Material Adverse Effect on the Company.

                    (e)  Exchange of Common Shares.  Stockholder
          shall have exchanged not less than 88% of the Common Shares it owns, either of record or beneficially, for redeemable preferred common stock of the Company in accordance with Section 7.3 of the Stockholders Agreement.

                    (f)  Option Exercises.  Each of William C.
          Scott, John S. Farrand and Jeffery J. Marcketta shall have exercised, prior to January 1, 1998, a number of Company Stock Options reasonably determined by the Company (based upon the most recently available information and after taking into account the actions contemplated by Section 5.15 hereof) as the amount necessary such that, after giving effect to such exercise, no amount paid in respect of such Company Stock Options shall be subject to the excise tax imposed under section 4999 of the Code; it being understood that the foregoing shall not constitute a representation by the Company or any of Messrs. Scott, Farrand, or Marcketta that no such excise tax will in fact be imposed in respect of such payments. With respect to Individuals other than Messrs. Scott, Farrand, and Marcketta, the Company shall use reasonable efforts to cause such Individuals to exercise Company Stock Options as and to the extent described in the preceding sentence, it being understood that no such Individual shall be obligated to so exercise such Company Stock Options.

                    SECTION 6.3  Conditions to the Obligations of
          the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                    (a)  Accuracy of Representations and
          Warranties. The representations and warranties of Purchaser and Merger Sub contained herein (without giving effect to the materiality, Material Adverse Effect or knowledge qualifications contained therein) shall be true and correct when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct as of such specific date), except, in all instances, where the failure to be so true and correct shall not result, individually or in the aggregate, in a Material Adverse Effect on Purchaser and Merger Sub; and the Company shall have received a certificate signed on behalf of Purchaser by the chief executive officer and the chief financial officer of Purchaser to such effect.

                    (b)  Performance of Obligations of Purchaser
          and Merger Sub. Purchaser and Merger Sub shall each have performed their respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser and Merger Sub or materially adversely affect the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby.


                                 ARTICLE VII

                       TERMINATION; AMENDMENT; WAIVER

                    SECTION 7.1 Termination. This Agreement may be terminated and the Merger and the Stock Purchase contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                    (a)  by the mutual written consent of
          Purchaser and the Company, by action of their respective Boards of Directors;

                    (b) by Purchaser or the Company if the Merger and the Stock Purchase shall not have been consummated on or before the later (i) of April 30, 1998 and (ii) 45 days after the SEC has declared effective the Proxy Statement (but in no event later than June 30, 1998); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger or the Stock Purchase to be consummated by such time;

                    (c) by Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                    (d)  by the Company, prior to the receipt of
          the Required Vote, in accordance with Section 5.9; provided, that the Purchaser receives at least the four business days' prior written notice specified in Section 5.9(b) and, during such four business day period, the Company shall, and shall cause its financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that the Purchaser may propose;

                    (e) by Purchaser, if the Company Board shall have (i) failed to recommend Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement, the Merger or the Stock Purchase, (iii) shall have approved or recommended a Transaction Proposal, or
          (iv) shall have resolved to effect any of the foregoing; or

                    (f)  by Purchaser or the Company, if
          Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

                    SECTION 7.2  Effect of Termination.  In the
          event of the termination of this Agreement pursuant to
          Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the provisions of this Section 7.2 and
          Section 7.3, which shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

                    SECTION 7.3  Fees and Expenses.

                    (a)  The parties to this Agreement shall,
          except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the Merger or the Stock Purchase is consummated, including, without limitation, all fees and expenses of their respective agents.

                    (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                    SECTION 7.4 Amendment. This Agreement may be amended by the Company, Purchaser and Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                    SECTION 7.5  Extension; Waiver.  At any time
          prior to the Effective Time, Merger Sub, Purchaser and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other,
          (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                ARTICLE VIII

                                MISCELLANEOUS

                    SECTION 8.1  Non-Survival of Representations
          and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 2.5, Section 5.6 and Section 5.7 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

                    SECTION 8.2  Entire Agreement; Assignment.

                    (a)  This Agreement (including the documents
          and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                    (b)  Neither this Agreement nor any of the
          rights, interests or obligations hereunder may be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Purchaser and Merger Sub may assign its rights, interest and obligations to any of its affiliates without the consent of the Company provided that no such assignment shall relieve Purchaser or Merger Sub of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                    SECTION 8.3  Validity.  The invalidity or
          unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                    SECTION 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

                    If to Purchaser or Merger Sub:

                    PX Holding Corporation
                    625 Madison Avenue
                    New York, New York, 10021
                    Attention: General Counsel
                    Telecopier Number: (212) 572-5056

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, New York  10022
                    Attention: Alan C. Myers, Esq.
                    Telecopier Number: (212) 735-2000

                    If to the Company:

                    Panavision Inc.
                    6219 De Soto Avenue
                    Woodland Hills, California 91367
                    Attention: Jeffrey J. Marcketta
                    Telecopier Number: (818) 316-1110

                    and

                    Panavision Inc.
                    885 Third Avenue, Suite 3020
                    New York, New York  10022
                    Attention: William C. Scott
                    Telecopier Number: (212) 688-4748

                    with a copy to:

                    Willkie Farr & Gallagher
                    One Citicorp Center
                    New York, New York  10022-4669
                    Attention: Christopher E. Manno, Esq.
                    Telecopier Number: (212) 821-8111

          or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided, that notice of any change of address shall be effective only upon receipt thereof.

                    SECTION 8.5  Governing Law.  This Agreement
          shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                    SECTION 8.6  Descriptive Headings.  The
          descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                    SECTION 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                    SECTION 8.8 Parties in Interest. Except with respect to Sections 2.4 and 5.7 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                    SECTION 8.9  Certain Definitions.  As used in
          this Agreement:

                    (a)  the term "affiliate", as applied to any
          person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of the definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                    (b)   the term "Person" or "person" shall
          include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

                    (c) the term "Subsidiary" or "Subsidiaries", with respect to any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                    SECTION 8.10  Specific Performance.
          Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


                    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer hereunto duly authorized, all as of the day and year first above written.

                              PANAVISION INC.

                              By: /s/ W. C. Scott
                                ----------------------------------
                                   Name:  W. C.Scott
                                   Title:  Chairman and CEO

                              PX MERGER CORPORATION

                              By:  /s/ Howard Gittis
                                ___________________________________
                                   Name:  Howard Gittis
                                   Title: Vice Chairman

                              PX HOLDING CORPORATION

                              By:  /s/ Howard Gittis
                                ___________________________________
                                   Name:  Howard Gittis
                                   Title: Vice Chairman

                                    GUARANTEE

                    Mafco Holdings Inc. hereby unconditionally and irrevocably agrees to guarantee due and punctual performance of all obligations of PX Merger Corporation and PX Holding Corporation hereunder.

                                   MAFCO HOLDINGS INC.,
                                   a Delaware corporation

                              By:  /s/ Howard Gittis
                                ___________________________________
                                   Name:  Howard Gittis
                                   Title: Vice Chairman


                                TABLE OF CONTENTS

                                                                  Page

                                 ARTICLE I
                                THE MERGER

          SECTION 1.1    The Merger . . . . . . . . . . . . . . . .  2
          SECTION 1.2    Effective Time . . . . . . . . . . . . . .  2
          SECTION 1.3    Effects of the Merger  . . . . . . . . . .  2
          SECTION 1.4    Certificate of Incorporation and
                         By-Laws of the Surviving Corporation . . .  3
          SECTION 1.5    Directors and Officers . . . . . . . . . .  3
          SECTION 1.6    Closing  . . . . . . . . . . . . . . . . .  4

                                 ARTICLE II
              EFFECT OF THE MERGER ON THE CAPITAL STOCKOF THE
                          CONSTITUENT CORPORATIONS

          SECTION 2.1    Effect on Capital Stock  . . . . . . . . .  4
          SECTION 2.2    Proration  . . . . . . . . . . . . . . . .  5
          SECTION 2.3    Election Procedures  . . . . . . . . . . .  6
          SECTION 2.4    Options; Stock Plans . . . . . . . . . . .  8
          SECTION 2.5    Exchange and Retention of Common Shares  .  8

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 3.1    Organization and Qualification;
                         Subsidiaries . . . . . . . . . . . . . . . 10
          SECTION 3.2    Capitalization; Subsidiaries . . . . . . . 11
          SECTION 3.3    The Purchased Shares . . . . . . . . . . . 12
          SECTION 3.4    Authority Relative to this Agreement . . . 13
          SECTION 3.5    No Violation; Required Filings and
                         Consents . . . . . . . . . . . . . . . . . 13
          SECTION 3.6    SEC Reports and Financial Statements . . . 14
          SECTION 3.7    No Undisclosed Liabilities . . . . . . . . 16
          SECTION 3.8    Litigation . . . . . . . . . . . . . . . . 16
          SECTION 3.9    Properties and Assets;
                         Real Property and Leases . . . . . . . . . 17
          SECTION 3.10   Insurance  . . . . . . . . . . . . . . . . 18
          SECTION 3.11   Information  . . . . . . . . . . . . . . . 19
          SECTION 3.12   Employee Benefit Plans . . . . . . . . . . 19
          SECTION 3.13   Taxes  . . . . . . . . . . . . . . . . . . 21
          SECTION 3.14   Environmental Matters  . . . . . . . . . . 25
          SECTION 3.15   Absence of Certain Changes . . . . . . . . 29
          SECTION 3.16   Broker . . . . . . . . . . . . . . . . . . 30
          SECTION 3.17   Opinion of Investment Banker . . . . . . . 30
          SECTION 3.18   Board Recommendation . . . . . . . . . . . 31
          SECTION 3.19   Required Company Vote  . . . . . . . . . . 31
          SECTION 3.20   Intellectual Property  . . . . . . . . . . 31
          SECTION 3.21   Related Party Transactions . . . . . . . . 34
          SECTION 3.22   Labor Relations and Employment . . . . . . 34

                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF
                         PURCHASER AND MERGER SUB

          SECTION 4.1    Organization and Qualification . . . . . . 36
          SECTION 4.2    Authority Relative to this Agreement . . . 36
          SECTION 4.3    Capitalization of Merger Sub . . . . . . . 36
          SECTION 4.4    No Violation . . . . . . . . . . . . . . . 37
          SECTION 4.5    Information  . . . . . . . . . . . . . . . 38
          SECTION 4.6    No Prior Business  . . . . . . . . . . . . 38
          SECTION 4.7    No Distribution  . . . . . . . . . . . . . 38

                                 ARTICLE V
                                 COVENANTS

          SECTION 5.1    Conduct of Business of the Company . . . . 39
          SECTION 5.2    Access to Information; Confidentiality . . 42
          SECTION 5.3    Financing  . . . . . . . . . . . . . . . . 42
          SECTION 5.4    Stock Purchase . . . . . . . . . . . . . . 43
          SECTION 5.5    Efforts  . . . . . . . . . . . . . . . . . 44
          SECTION 5.6    Public Announcements . . . . . . . . . . . 45
          SECTION 5.7    Indemnification; Directors' and
                         Officers' Insurance  . . . . . . . . . . . 45
          SECTION 5.8    Notification of Certain Matters  . . . . . 47
          SECTION 5.9    No Solicitation  . . . . . . . . . . . . . 47
          SECTION 5.10   Redeemable Preferred Stock . . . . . . . . 50
          SECTION 5.11   Affiliate Letters  . . . . . . . . . . . . 50
          SECTION 5.12   Reports  . . . . . . . . . . . . . . . . . 50
          SECTION 5.13   Stockholders Meeting . . . . . . . . . . . 50

                                 ARTICLE VI
                 CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 6.1    Conditions to the Obligations of
                         Both Parties . . . . . . . . . . . . . . . 53
          SECTION 6.2    Conditions to the Obligations of
                         Purchaser and Merger Sub . . . . . . . . . 54
          SECTION 6.3    Conditions to the Obligations of the
                         Company  . . . . . . . . . . . . . . . . . 55

                                ARTICLE VII
                      TERMINATION; AMENDMENT; WAIVER

          SECTION 7.1    Termination  . . . . . . . . . . . . . . . 56
          SECTION 7.2    Effect of Termination  . . . . . . . . . . 57
          SECTION 7.3    Fees and Expenses  . . . . . . . . . . . . 57
          SECTION 7.4    Amendment  . . . . . . . . . . . . . . . . 58
          SECTION 7.5    Extension; Waiver  . . . . . . . . . . . . 58

                                ARTICLE VIII
                               MISCELLANEOUS

          SECTION 8.1    Non-Survival of Representations and
                         Warranties . . . . . . . . . . . . . . . . 58
          SECTION 8.2    Entire Agreement; Assignment . . . . . . . 59
          SECTION 8.3    Validity . . . . . . . . . . . . . . . . . 59
          SECTION 8.4    Notices  . . . . . . . . . . . . . . . . . 59
          SECTION 8.5    Governing Law  . . . . . . . . . . . . . . 60
          SECTION 8.6    Descriptive Headings . . . . . . . . . . . 60
          SECTION 8.7    Counterparts . . . . . . . . . . . . . . . 61
          SECTION 8.8    Parties in Interest  . . . . . . . . . . . 61
          SECTION 8.9    Certain Definitions  . . . . . . . . . . . 61
          SECTION 8.10   Specific Performance . . . . . . . . . . . 62

          INDEX OF DEFINED TERMS

          Affiliate . . . . . . . . . . . . . . . . . . . . . . . . 61
          Agreement . . . . . . . . . . . . . . . . . . . . . . . .  1
          Amended and Restated Certificate of Incorporation . . . .  3
          Business  . . . . . . . . . . . . . . . . . . . . . . . . 27
          Cash Consideration  . . . . . . . . . . . . . . . . . . .  4
          Cash Election Number  . . . . . . . . . . . . . . . . . .  5
          Cash Election Shares  . . . . . . . . . . . . . . . . . .  5
          Cashed Shares . . . . . . . . . . . . . . . . . . . . . .  8
          Certificates  . . . . . . . . . . . . . . . . . . . . . .  8
          Closing . . . . . . . . . . . . . . . . . . . . . . . . .  4
          Closing Date  . . . . . . . . . . . . . . . . . . . . . .  4
          Code  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          Common Shares . . . . . . . . . . . . . . . . . . . . . .  1
          Company . . . . . . . . . . . . . . . . . . . . . . . . .  1
          Company Board . . . . . . . . . . . . . . . . . . . . . .  1
          Company Financial Statements  . . . . . . . . . . . . . . 15
          Company SEC Reports . . . . . . . . . . . . . . . . . . . 14
          Company Stock Option  . . . . . . . . . . . . . . . . . .  8
          Company Stockholder Approval  . . . . . . . . . . . . . .  1
          Confidentiality Agreement . . . . . . . . . . . . . . . . 42
          Contract  . . . . . . . . . . . . . . . . . . . . . . . . 14
          DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          Effective Time  . . . . . . . . . . . . . . . . . . . . .  2
          Election Date . . . . . . . . . . . . . . . . . . . . . .  6
          Environmental Laws  . . . . . . . . . . . . . . . . . . . 27
          Environmental Liabilities and Costs . . . . . . . . . . . 28
          Environmental Permits . . . . . . . . . . . . . . . . . . 28
          ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . 20
          Exchange Act  . . . . . . . . . . . . . . . . . . . . . . 14
          Exchange Agent  . . . . . . . . . . . . . . . . . . . . .  6
          Exchange Fund . . . . . . . . . . . . . . . . . . . . . .  8
          Form of Election  . . . . . . . . . . . . . . . . . . . .  6
          Governmental Entity . . . . . . . . . . . . . . . . . . . 14
          Hazardous Substances  . . . . . . . . . . . . . . . . . . 28
          HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . 14
          Indemnified Parties . . . . . . . . . . . . . . . . . . . 45
          Intellectual Property . . . . . . . . . . . . . . . . . . 33
          Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          License Agreements  . . . . . . . . . . . . . . . . . . . 34
          Liens . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          Losses  . . . . . . . . . . . . . . . . . . . . . . . . . 28
          Material Adverse Effect on Purchaser or Merger Sub  . . . 37
          Material Adverse Effect on the Company  . . . . . . . . . 10
          Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  1
          Merger Consideration  . . . . . . . . . . . . . . . . . .  5
          Merger Sub  . . . . . . . . . . . . . . . . . . . . . . .  1
          Merger Sub Common Stock . . . . . . . . . . . . . . . . . 36
          NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          Other Filings . . . . . . . . . . . . . . . . . . . . . . 19
          Patents . . . . . . . . . . . . . . . . . . . . . . . . . 33
          Permitted Liens . . . . . . . . . . . . . . . . . . . . . 18
          Person  . . . . . . . . . . . . . . . . . . . . . . . . . 61
          Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          Preferred Stock . . . . . . . . . . . . . . . . . . . . . 11
          Proration Factor  . . . . . . . . . . . . . . . . . . . .  5
          Proxy Statement . . . . . . . . . . . . . . . . . . . . . 19
          Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  1
          Release . . . . . . . . . . . . . . . . . . . . . . . . . 29
          Remedial Action . . . . . . . . . . . . . . . . . . . . . 29
          Representatives . . . . . . . . . . . . . . . . . . . . . 42
          Retained Common Shares  . . . . . . . . . . . . . . . . .  5
          SEC . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          Securities Act  . . . . . . . . . . . . . . . . . . . . . 14
          Software  . . . . . . . . . . . . . . . . . . . . . . . . 33
          Special Meeting . . . . . . . . . . . . . . . . . . . . . 19
          Stock Election Shares . . . . . . . . . . . . . . . . . .  5
          Stock Purchase  . . . . . . . . . . . . . . . . . . . . .  1
          Stockholder . . . . . . . . . . . . . . . . . . . . . . .  5
          Stockholder Approval  . . . . . . . . . . . . . . . . . . 53
          Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . 61
          Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . 61
          Surviving Corporation . . . . . . . . . . . . . . . . . .  2
          Tax Return  . . . . . . . . . . . . . . . . . . . . . . . 25
          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 25
          Technology  . . . . . . . . . . . . . . . . . . . . . . . 33
          Trademarks  . . . . . . . . . . . . . . . . . . . . . . . 33
          TSCA  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          U.S. GAAP . . . . . . . . . . . . . . . . . . . . . . . . 15
          Voting and Stockholders Agreement . . . . . . . . . . . . 13
          Voting Debt . . . . . . . . . . . . . . . . . . . . . . . 11
          WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . 35





                        COMPANY DISCLOSURE SCHEDULES

                                   TO THE

                       AGREEMENT OF RECAPITALIZATION

                                 AND MERGER

                                BY AND AMONG

                          PX HOLDING CORPORATION,

                         PX MERGER CORPORATION AND

                              PANAVISION INC.





                       DATED AS OF DECEMBER 18, 1997



                                   INDEX



SECTION 3.2(b)        CAPITALIZATION AND SUBSIDIARIES
SECTION 3.5(a)        REQUIRED FILINGS AND CONSENTS
SECTION 3.7           LIABILITIES
SECTION 3.8           LITIGATION
SECTION 3.9(b)        REAL PROPERTY
SECTION 3.9(c)        LIENS
SECTION 3.9(d)        AMENDMENTS TO LEASES OR NOTICE OF DEFAULT ON
                      REAL PROPERTY
SECTION 3.10          INSURANCE POLICIES
SECTION 3.12(a)       EMPLOYMENT BENEFIT PLANS
SECTION 3.13(a)       TAXES
SECTION 3.13(b)       TAXES
SECTION 3.13(e)       TAXES:  FILING EXTENSIONS
SECTION 3.13(f)       TAXES:  OUTSTANDING WAIVERS AND CONSENTS
SECTION 3.13(g)       TAXES:  AUDITS
SECTION 3.13(l)       TAXES:  ENCUMBRANCES FOR TAXES ON ASSETS OR
                      PROPERTIES
SECTION 3.13(m)       TAXES
SECTION 3.13(n)       TAXES
SECTION 3.13(o)       TAXES
SECTION 3.13(p)       TAXES:  MATERIAL TAX ELECTIONS
SECTION 3.13(r) TAXES: FEDERAL AND STATE CARRYFORWARD SCHEDULE FOR PANAVISION INC. AND SUBSIDIARIES
SECTION 3.13(s)       TAXES:  LOSSES
SECTION 3.13(t)       TAXES
SECTION 3.14          ENVIRONMENTAL MATTERS
SECTION 3.15          ABSENCE OF CERTAIN CHANGES
SECTION 3.20          INTELLECTUAL PROPERTY
SECTION 3.21          RELATED PARTY TRANSACTIONS
SECTION 3.22(a)       LABOR RELATIONS AND EMPLOYMENT
SECTION 5.1(a)
SECTION 5.1(b)
SECTION 5.1(c)
SECTION 5.1(d)
SECTION 5.1(h)



                              SECTION 3.2(B)

                      CAPITALIZATION AND SUBSIDIARIES


1. The management team of Panavision Canada Corporation holds options to acquire 15% of the shares of Panavision Canada Holdings Inc., which in turn owns 100% of Panavision Canada Corporation.


                               SECTION 3.5(A)

                NO VIOLATION; REQUIRED FILINGS AND CONSENTS


1. Credit Agreement with Chase Manhattan Bank dated as of June 5, 1997.

2. Certain Performance Accelerated Options under the Company Stock Option
Plan.

3.   William Scott's Employment Agreement.



                                SECTION 3.7

                                LIABILITIES

1. The agreement between Hughes EL Can and the Company dated December 10, 1997 to supply the Company with material for the manufacturing of lenses. (See attached pages for details of purchase order.)

2. The Company intends to close its Atlanta office during the first quarter of 1998. The Company estimates that probable shut down liability will not exceed $1 million.

3. The Company intends to enter into an agreement with Chlorelle
Construction Limited for leasehold improvements for operations in the United Kingdom.

4. For acceleration of debt, see #1 on Section 3.5.



                                SECTION 3.8

                                 LITIGATION

1.  DOMESTIC

A. Panavision International, L.P. v. Dennis Toeppen and Network
        Solutions, Inc. ("NSI") May 7, 1996.

               Action for unfair competition and related claims from defendants' unauthorized misuse of PILP's trademark name on the Internet. PILP's complaint alleged violation of the Lanham Act and relevant California statutes. On November 1, 1996, the Federal Court in the Central District of California granted Panavision's Motion for Summary Judgment on the claims for Federal and State trademark dilution. In addition, the Court granted Toeppen's Motion for Summary Judgment on the Company's claims for intentional interference. Both parties are currently appealing.

2.  FOREIGN

A.  Grip House Limited

               Grip House Limited was party to litigation involving an alleged breach of contract or negligence in connection with the supply of certain equipment. On January 31, 1997, judgment was entered in favor of Grip House Limited. The Company is currently attempting to recover a proportion of its costs which approximate (pound)160,000. The majority of costs associated with this litigation were paid directly by Visual Action Holding PLC, the holding company; Grip House contributed (pound)20,000 towards the approximate (pound)160,000 in costs. Any recovery of these costs inure to the benefit of Visual Action Holdings PLC.

B.  Samuelson Alga Cinema S.A.-- 4 Disputes

               The first two disputes arise from (i) the dismissal of Mr. Tinot, dated November 27, 1992 and (ii) the contractual termination of employment of Mr. Cocq, dated December 31, 1994. These former employees were both aged over 50 years old when their contracts were terminated. The French Unemployment Fund filed a claim against Samuelson Alga Cinema S.A. before the French civil court for the payment of a specific compensation called "contribution Delalande."

               The French civil court ordered the payment by Samuelson Alga Cinema S.A. to the French Unemployment Fund of an amount, in principal, of 113,079.60 French francs together with penalties. Samuelson Alga Cinema S.A. paid a portion of such amount to the French Unemployment Fund on September 23, 1996 and requested the cancellation of payment of the penalties. The French Unemployment Fund refused this request, and a remaining amount of 122,201.22 French francs is still due and owing from Samuelson Alga Cinema S.A. to the French Unemployment Fund.

               The Company's counsel has not received additional information regarding this matter since January 20, 1997; the Company continues to hold 117,849 French francs in reserve.

               The third dispute arises from the dismissal by Samuelson Alga Cinema S.A. of Mr. Ronne on December 26, 1996. Mr. Ronne had 27 years seniority and Mr. Ronne claimed that his dismissal was abusive. No claim has yet been filed before a French court, but should this occur, Samuelson Alga Cinema S.A. could be ordered to pay Mr. Ronne damages in an amount equal to a maximum of 12 months of his previous salary. The Company is presently negotiating a proposed settlement with Mr. Ronne whereby the Company would pay Mr. Ronne an amount equal to no less than three months of his previous salary. Company counsel has not received additional information regarding this matter since June 1997; the Company continues to keep 91,494 French francs in reserve.

               The fourth dispute relates to a claim filed by Mrs. Samai against Samuelson Alga Cinema S.A. before the French labor court on April 28, 1997. Mrs. Samai contests her dismissal and requests the payment by Samuelson Alga Cinema S.A. of a total amount of 71,054.60 French francs. A second meeting is scheduled for January 1998, and 30,000 French francs are currently held in reserve by the Company.

3. See Section 3.20(h) of the Company Disclosure Schedules which consists of "Status Report on Foreign Trademark Enforcement and Policy for
Panavision."



                               SECTION 3.9(B)

                          REAL PROPERTY AND LEASES

                               SEE ATTACHED.



                 SCHEDULE OF LEASED AND OWNED REAL PROPERTY


                                                                           EXPIRATION
          PROPERTY ADDRESS                        LANDLORD                    DATE             DESCRIPTION/USE

US LEASED-----------------------------------------------------------------------------------------------------------

VICTOR DUNCAN                          Crow Phoenix TCDFW Depository   September 30, 1999   Camera rental
6305 N. Connor Rd.                                                                          offices, storage, and
Suite 100                                                                                   maintenance
Irving, Texas

VICTOR DUNCAN                          M.K. Management Company, Inc.    November 30, 1998   Camera rental
3752 DeKalb Technology Pkwy                                                                 offices, storage, and
Atlanta, Georgia                                                                            maintenance

VICTOR DUNCAN                              Draper and Kramer Inc.        April 30, 1999     Camera rental
Bradley Place                                                                               offices, storage, and
Chicago, Illinois                                                                           maintenance

PANAVISION WOODLAND HILLS                  Trizec Properties Inc.         May 30, 2012      Corporate offices,
6219 DeSoto Avenue                                                                          manufacturing,
Hollywood, CA  90028                                                                        storage, workshop and
                                                                                            cafeteria
PANAVISION HOLLYWOOD                      McCadden Place Partners       December 31, 2006   Offices, storage,
6735 Selma Avenue                                                                           maintenance, workshop
Hollywood, CA  90028

PANAVISION FLORIDA/N.C.                    Universal City Florida       January 31, 1998    Rental offices,
2000 Universal Studios                            Partners                                  storage and
Plaza Suite 900                                                                             maintenance
Orlando, FL  32819-7606

PANAVISION FLORIDA/N.C.                     Carolco Studios Inc.         Month to month     Rental offices,
1223 North 23rd Street                                                                      storage and
Wilmington, NC  28405                                                                       maintenance

PANAVISION WOODLAND HILLS                     VP Self Storage            Month to month     Storage Unit
VP Self Storage
18716 Oxnard St., Unit 2310
Tarzana, CA  91356

CORPORATE NEW YORK                         Hines Interest Limited         June 30, 2002     CEO's Office
885 Third Avenue, Suite 3020                    Partnership
New York, NY  10022

LEE FILTERS U.S.                         Kenneth J. Maurer & Ema W.       May 14, 1997      Office and warehouse
2301 W. Victory Blvd.                    Maurer, Trustees under the
Burbank, CA  91506                      Kenneth & Ema Maurer Family
                                                   trust

LEE FILTERS U.S.                             Major Verde L.L.C.         January 31, 1999    Office and warehouse
375 North Street
Unit F
Teterboro, NJ  07608

SUBLEASED BY BORROWER:                              n/a                 January 31, 1998
DATAPRODUCTS, INC.
6219 DeSoto Avenue
Woodland Hills, CA  91367

CANADA LEASED-------------------------------------------------------------------------------------------------------

PANAVISION CANADA                        Kingsway Development Ltd.      February 29, 2004   Rental offices,
5258 Longheed Highway                                                                       warehouse,
Burnaby, British Columbia                                                                   maintenance, workshop
Canada

PANAVISION CANADA                       Barber Greene Business Park      August 30, 2002    Rental offices,
900A Don Mills Road                                 Inc.                                    warehouse,
Don Mills, Ontario                                                                          maintenance, workshop
Canada

UK OWNED------------------------------------------------------------------------------------------------------------

PANAVISION EUROPE                                   n/a                        n/a          Rental offices,
Binatone Plaza                                                                              warehouse,
Wycombe Road, Wembley                                                                       maintenance, workshop
Middlesex, HAO 10N
United Kingdom

PANAVISION EUROPE                                   n/a                        n/a          Rental offices,
Wycombe Road, Wembley                                                                       warehouse,
Middlesex, HAO 10N                                                                          maintenance, workshop
United Kingdom

LEE LIGHTING                                        n/a                        n/a          Rental office
110 Lancefield St.
Glasgow, 63 8JD
United Kingdom

UK LEASED-----------------------------------------------------------------------------------------------------------

CINE EUROPE                               Stargas Nominees Limited      December 31, 2007   16 mm camera rental
7 Silver Road                                                                               offices, maintenance,
White City Industrial Park                                                                  & storage
Wood Lane, London
United Kingdom

GRIP HOUSE                                 Wesley Estates Limited       December 24, 2010   Grip House offices,
Units 30, 31, 32                                                                            storage, maintenance,
The Metropolitan Centre                                                                     canteen, and warehouse
Greenford Industrial Estate
Greenford, Middlesex
United Kingdom

GRIP HOUSE                                 Wesley Estates Limited       December 24, 2010   Grip House studio
Units 28 and 29                                                                             stages
The Metropolitan Centre
Greenford Industrial Estate
Greenford, Middlesex
United Kingdom

SAMUELSON GROUP PLC                      Eastern Central Properties     December 24, 2012   Sammy's offices,
Unit 21                                           Limited                                   maintenance, storage
The Metropolitan Centre                                                                     and workshop
Greenford Industrial Estate
Greenford, Middlesex
United Kingdom

SAMUELSON GROUP PLC                      Eastern Central Properties    September 28, 2013   Offices and Grip
Unit 27                                           Limited                                   House stage
The Metropolitan Centre
Greenford Industrial Estate
Greenford, Middlesex
United Kingdom

PANAVISION EUROPE LIMITED                Calthorpe Hosiery Company       March 24, 2009     Camera Bellows
Units 3, 4, 5                                     Limited                                   offices, workshops
St. Pauls Road                                                                              and storage
Balsall Heath
Birmingham
United Kingdom

PANAVISION EUROPE LIMITED                Glaxo Wellcome UK Limited       March 24, 2006     New PV UK
Units A/B                                                                                   headquarters (under
The Metropolitan Centre                                                                     refurbishment)
Greenford, Middlesex                                                                        Offices, storage,
United Kingdom                                                                              maintenance, canteen
                                                                                            & workshop
PANAVISION EUROPE LIMITED                Glaxo Wellcome UK Limited       March 24, 2006     New PV UK
Unit C                                                                                      headquarters (under
The Metropolitan Centre                                                                     refurbishment)
Greenford, Middlesex                                                                        Offices, storage,
United Kingdom                                                                              maintenance, canteen
                                                                                            & workshop
PANAVISION EUROPE LIMITED                Glaxo Wellcome UK Limited       March 24, 2006     New PV UK
Unit D                                                                                      headquarters (under
The Metropolitan Centre                                                                     refurbishment)
Greenford, Middlesex                                                                        Offices, storage,
United Kingdom                                                                              maintenance, canteen&
                                                                                            workshop
LEE LIGHTING                            The City Council of Bristol     February 25, 2004   Lighting rental
(Sub-underlease)                                                                            offices, storage and
Unit 4 Avon Riverside Estate                                                                maintenance
Avonmouth, Bristol
United Kingdom

LEE FILTERS                            The Southern Electricity Board     June 1, 2018      Electricity substation
(Underlease of Electricity
substation)
Walworth Industrial Estate
Andover, Hants

LEE LIGHTING LIMITED                     Shepperton Studios Limited      March 31, 1999     Lighting rental
Building 330a                                                                               offices, storage and
Shepperton Studio Centre                                                                    maintenance
Studios Road
Shepperton, Middlesex
United Kingdom

LEE LIGHTING LIMITED                    Sunset Developments Limited     October 11, 2010    Lighting rental
Units 6 and 14                                                                              offices, storage, and
Sunset Business Centre                                                                      maintenance
Manchester Road
Kearsley, Bolton
United Kingdom

PANAVISION EUROPE                          Shepperton Studios LTD        March 30, 1999     Offices, camera and
Part Building 37 & Room 910 in the                                                          maintenance
Old House
Shepperton Studios
Studios Road, Shepperton
Middlesex, TW17 0QD
United Kingdom

PANAVISION EUROPE                        Thames Water Utilities LTD      August 30, 1999    Water pipe track
Pipetrack Land at Wycombe Road
Wembley, Middlesex TW17 0QD
United Kingdom

PANAVISION EUROPE                         Sunset Developments LTD       January 31, 1998    Office grip storage
Unit 13, Sunset Business Centre                                                             and maintenance
Manchester Road, Kearsley
Bolton BL4 8SG
United Kingdom

PANAVISION EUROPE                      Keyfield Property Company LTD     March 17, 1997     Office
Cinema House
93 Wardour Street
London, W1V 3TE
United Kingdom

PANAVISION EUROPE                          Council of the Valley          July 5, 2004      Warehouse
Unit 3, Kingsway
Walworth Industrial Estate
Andover, Hants
United Kingdom

PANAVISION EUROPE                       Test Valley Borough Council       July 6, 2108      Lee Filters HQ
Plot 38, Walworth Industrial Estate                                                         offices and
Andover, Hampshire                                                                          manufacturing facility
United Kingdom

PANAVISION EUROPE                         Chattanooga Shipping            June 5, 1998      Residential
Flat 14                                   & Thermafusent Corporation
22 St. James' Square                      SA
London

PANAVISION EUROPE LTD                     Sing Yong Chan &                July 20, 1998     Residential
56A Vincent Square                         Guch TE ng
London

IRELAND LEASED------------------------------------------------------------------------------------------------------

PANAVISION EUROPE                              Admore Studios          September 12, 1996   Offices, camera
IRELAND                                                                                     rental and maintenance
Ardmore Studios
Herbert Road, Bray
Country Wicklow, Ireland

FRANCE LEASED-------------------------------------------------------------------------------------------------------

PANAVISION EUROPE                       Claude and Evelyne Chevereau      July 14, 2006     PV France offices,
20-22 rue de la Chine                                                                       consumable sales and
Paris, France                                                                               warehouse

PANAVISION ALGA                               La Societe DHZF           December 31, 2003   PV Alga camera rental
35 rue Pleyel                                                                               offices, maintenance,
Saint-Denis                                                                                 workshop
France

PANAVISION ALGA                                   Soeximex               March 31, 1998     Parking spaces
31-33 rue Pleyel
Saint-Denis
France

CINECAM                                          Transpalux               March 1, 2003     Camera rental,
7211 rue de L'Industrie                                                                     offices and warehouse
Gennevilliers
France

AUSTRALIA OWNED-----------------------------------------------------------------------------------------------------

PANAVISION AUSTRALIA                                                                        Factory
Lot 1 McCourt Road
Mossvale, New South Wales

AUSTRALIA LEASED----------------------------------------------------------------------------------------------------

PANAVISION ASIA PACIFIC                     Karovel Nominees Pty Ltd     December 31, 1998  Warehouse, retail and
  GROUP                                                                                       office
1 McLachlan Avenue
Artarmon, Sydney NSW 2064
Australia

MELBOURNE                                   Decmar Pty Ltd               February 28, 1999  Warehouse, retail and
245-247 Normanby Road                                                                         office
South Millmourner, Victoria 3205
Australia

QUEENSLAND                                 Kirby Banner Pty Ltd          June 30, 1999      Warehouse, retail and
WARNER ROADSHOW STUDIOS                                                                       office
Pacific Highway, Oxenford QLD 4210
Australia

NEW ZEALAND LEASED-------------------------------------------------------------------------------------------------

WELLINGTON                                 Kesbury Investments Ltd       May 15, 2005       Rental office & warehouse
The Production Village
26 Wright Street
Wellington, New Zealand

AUCKLAND                                   Kesbury Investments Ltd       May 15, 2005       Retail office & warehouse
The Production Village
27 Napier Street
Auckland, New Zealand

MALAYSIA LEASED-----------------------------------------------------------------------------------------------------

MALAYSIA                                  Lim teck Hee and Lai Pat Moy   November 14, 1998   Rental office & warehouse
37 Jin Gangsa SD 5/3D
Bandar Sri Damansara
52200 Kuala Lumpur
Malaysia

INDONESIA LEASED-----------------------------------------------------------------------------------------------------

INDONESIA                                 Mrs. Muskia Siregar            April 14, 1998      Rental office & warehouse
Jalan Kemang Utara 11/10A
Jakarta
Indonesia




                               SECTION 3.9(C)

                                   LIENS

                            SEE ATTACHED PAGES..



                               SECTION 3.9(D)

        AMENDMENTS TO LEASES OR NOTICES OF DEFAULT ON REAL PROPERTY

                                   NONE.



                                SECTION 3.10

                             INSURANCE POLICIES

                            SEE ATTACHED PAGES.



                              SECTION 3.12(a)

                           EMPLOYEE BENEFIT PLANS



1.       Employment Agreement between William Scott and the Company.

2.       Employment Agreement between John Farrand and the Company.

3.       Employment Agreement between Jeff Marcketta and the Company.

4. Employment Agreement between Don Balfor and Samuelson Film Service Australia Pty Ltd.

5.       Service Agreement between Robert Harley Moir and Film Facilities
         Limited.

6. Employment Agreement between Martin Cayzer and Samuelson Film Service Australia Pty Ltd.

7. Service Agreement between Michael Healey and Samuelson Film Service Australia Pty Ltd.

8. Employment Agreement between Denis Noonan and Samuelson Film Service Australia Pty Ltd.

9.       Employment Agreement between Glen Ferrier and Panavision (Canada)
         Corporation.

10.      Employment Agreement between Paul Mason and Panavision (Canada)
         Corporation.

11. Employment Agreement between Andrew Romanoff and Panavision Remote Systems Inc. (formerly known as FLVP, Inc.)

12. Employment Agreement between Rosemary Guthrie and Panavision Remote Systems Inc.

13.      Employment Agreement between M. Pascal Berhault and Samuelson Alga
         Cinema.

14.      Employment Agreement between Will Paice and the Company.

15.      Employment Agreement between Benjamin Bergery

16.      Conditions of Employment of Samuelson Group Plc for David J. Paige.

17.      Conditions of Employment of Samuelson Group Plc for Sidney Twyman.

18.      Conditions of Employment of Samuelson Group Plc for Anthony A. Farrow.

19.      Conditions of Employment of Samuelson Group Plc for Stephen Evans.

20.      Conditions of Employment of Samuelson Group Plc for John Brendan
         Faley.

21.      Conditions of Employment of Samuelson Group Plc for Barry Measure.

22.      Conditions of Employment of Samuelson Group Plc for Steve F. Campbell.

23. Statement of Main Terms and Conditions of Employment between John Edward Rendall and Samuelson Film Services London Limited.

24. Statement of Main Terms and Conditions of Employment between Mr. Philip Haskel and Samuelson Film Services London Limited.

25. Statement of Main Terms and Conditions of Employment between Karl Kelly and Samuelson Film Service London Limited.

26. Statement of Main Terms and Conditions of Employment between Guy Sherwin Green and Samuelson Film Service London Limited.

27. Service Agreement undated and unsigned between Cine-Europe Limited and Alan Mark Piper.

28. Service Agreement dated June 30, 1987 between Samuelson Group Plc and D J Fraser.

29. Terms and Conditions of Employment between Grip House Limited and Mark Vincent Furssedonn dated September 24, 1987.

30.      Employment Contract between Samuelson Film Service Pts. Ltd and
         Ross Talbot.

31.      Employment Contract between Samuelson Film Service Pts. Ltd and
         Alvin Perera.

32.      Employment Contract between Samuelson Film Service Pts. Ltd and
         Ghazali Abu.

33.      Service Agreement between Nigel Edward Hurdle and Panavision
         Europe Limited.

34. Terms and Conditions of Employment between Mark Vincent Furssedonn and Samuelson Group PLC.

35.      Service Agreement between John Stephen Venables and Panavision
         Europe Limited.

36.      Service Agreement between David Parker and Panavision Europe
         Limited.

37. Service Agreement between Edward Charles Ruffell and Panavision Europe Limited.

38.      Service Agreement between Anthony Albert Lucas and Lee Lighting
         Limited.

39.      Service Agreement between Ronald James Pearce and Lee Lighting
         Limited.

40.      Employment Agreement between Alan Jacques and Lee Lighting
         Limited.

41.      Employment Agreement between Bernard Moylin and Lee Lighting
         Limited.

42.      Employment Agreement between George Thompson and Lee Lighting
         Limited.

43.      Employment Agreement between Jeff Allen and Panavision UK.

44.      Employment Agreement between Hugh Whitaker and Panavision UK.



                              SECTION 3.13(A)

                                   TAXES

                                   NONE.



                              SECTION 3.13(B)

                                   NONE.



                              SECTION 3.13(E)

                          TAXES: FILING EXTENSIONS

1. Samuelson (Australia) requested an extension from August 1997 to December 1997.

2. Panavision Europe has been granted an extension until January 1, 1998.

3. Lee Lighting has been granted an extension until January 1, 1998.




                              SECTION 3.13(F)

                  TAXES: OUTSTANDING WAIVERS AND CONSENTS

                                   NONE.



                              SECTION 3.13(G)

                               TAXES: AUDITS

1. There is currently pending against Panavision International, L.P. a federal audit for the years ending December 31, 1994, December 31, 1995 and December 31, 1996.

2. There is currently pending against Panavision International, L.P. New York City audits for the years ending December 31, 1994 and December 31, 1995.

3. Inland Revenue has an outstanding query pertaining to a 1995 interest payment made on an intercompany loan between Panavision Europe and PILP.



                              SECTION 3.13(L)

           TAXES: ENCUMBRANCES FOR TAXES ON ASSETS OR PROPERTIES

                                   NONE.



                              SECTION 3.13(M)

                                   TAXES

1.  Samuelson Group UK Limited

2.  Victor Duncan Inc. Acquisition

3.  Panavision Remote Systems Inc.




                              SECTION 3.13(N)

1.  Pending Closing Agreement for Panavision International L.P.



                              SECTION 3.13(O)

                                   NONE.




                              SECTION 3.13(P)

                       TAXES: MATERIAL TAX ELECTIONS

The following elections have been made by the Company:

1.     Keepco I Inc.--Consent to be included in Consolidated Tax
       Return.

2.     Keepco II Inc.--Consent to be included in Consolidated Tax Return.

3.     Keepco I Inc.--Ratable Allocation Of Income.

4.     Keepco II Inc.--Ratable Allocation of Income.

5.     Panavision Inc. & Subsidiaries--Allocation of Tax Liability.

6.     Cine Holdings Limited--Check-the-Box Election.

7.     Cine-Europe Limited--Check-the-Box Election.

8.     Samuelson Film Service London Limited--Check-the-Box-
       Election.

9.     Grip House Limited--Check-the-Box-Election.

10.    Cinevision Limited--Check-the-Box-Election.

11.    Film Optics Limited--Check-the-Box-Election.

12.    Samuelson Group Pty Limited--Check-the-Box-Election.

13.    Samuelson Film Service (Australia) Pty
       Limited--Check-the-Box-Election.

14.    John Barry Group Pty Limited--Check-the-Box-Election.

15.    Samuelson Cases (Australia) Pty Limited--Check-the-Box-
       Election.

16.    Cinecam SARL--Check-the-Box-Election.

17.    Samuelson Film Service PTE Limited--Check-the-Box-Election.

18.    Samuelson Group Limited--Check-the-Box-Election (yet to be made.)

19. Film Facilities Ltd. --Check-the-Box-Election (yet to be made.)

20.    Samuelson Film Service (Australia) Pty Limited--ss. 338 Election.

21.    John Barry Group Pty Limited--ss. 338 Election.

22.    Samuelson Cases (Australia) Pty Limited--ss. 338 Election.

23.    Samuelson Film Service PTE Limited--ss. 338 Election.

24.    Samuelson Group Pty Limited--ss. 338 Election.

25.    Cinecam SARL--ss. 338 Election.

26.    Samuelson Alga Cinema SA--ss. 338 Election.

27.    Cinevision Limited--ss. 338 Election.

28.    Film Optics Limited--ss. 338 Election.

29.    Cine Holdings Limited--ss. 338 Election.

30.    Cine-Europe Limited--ss. 338 Election.

31.    Samuelson Film Service London Limited--ss. 338 Election.

32.    Grip House Limited--ss. 338 Election.

33.    Samuelson Group Limited--ss. 338 Election.

34.    Film Facilities Ltd--ss. 338 Election (yet to be made.)

35.    Panavision Europe--ss. 247 ICTA 1988 Group Income Election.

36.    Victor Duncan Inc. --ss. 338 Election (yet to be made.)




                              SECTION 3.13(R)

               TAXES: FEDERAL AND STATE CARRYFORWARD SCHEDULE
                    FOR PANAVISION INC. AND SUBSIDIARIES


                                FEDERAL                CALIFORNIA            EXPIRES

NOL at 12/31/96 (SRLY)         $7,490,536                 None             12/31/96-12/31/07
R&D Credit at 12/31/96          $281,083                 $8,307            12/31/05- 12/31/20
 Foreign Tax Credit at         $1,402,052                 None             12/31/97-12/31/01
       12/31/96
  Alternative Minimum          $6,617,047              $1,212,384              Indefinite
Tax Credit at 12/31/96
      Charitable                  None                    None                    N/A
   Contributions at
       12/31/96

   PANAVISION CANADA          Federal NOL at 12/31/96: CDN$7,578,742

                                      Expiration: 1999-2001

   SAMUELSON GROUP:           Capital Loss Carryforward at 12/31/96:(pound)2,105,539

                                      Expiration: Indefinite

   CINE HOLDINGS              ACT Carryforward at 12/31/96:(pound)14,807

                                      Expiration: Indefinite.





                              SECTION 3.13(S)

                               TAXES: LOSSES

                                   NONE.




                              SECTION 3.13(T)

                                   NONE.





                                SECTION 3.14

                           ENVIRONMENTAL MATTERS


        1.  Lee Filters

        As required by the Environmental Protection Act (1990 United Kingdom), Lee Filters is required to reduce the emission of Volatile Organic Compounds (VOCs) into the atmosphere to comply with new stringent UK emission standards. These emission standards apply to the film coating and coating manufacturing (mixing) processes. The Company has selected the control technology and expects to achieve compliance with all applicable emission standards within the regulatory deadlines.

        2.  Trizec Release

        Panavision is leasing its facility at 6219 De Soto Avenue, Woodland Hills, California from Trizec Warner, Inc. Prior to the initiation of the lease term, several environmental studies were conducted at the property which indicated that elevated levels of VOCs and chlorinated solvents were present in groundwater under the property. The studies concluded that the contamination was likely caused by off-site sources but that there was possibly an on-site source. Panavision is fully indemnified in the lease for the cost of any and all remediation of this contamination. The Landlord also executed a separate Agreement of Guarantee which unconditionally and irrevocably guarantees the environmental indemnity obligations.




                                SECTION 3.15

                         ABSENCE OF CERTAIN CHANGES

1. See Aaton Disposal referred to in Section 5.1(d) to the Company Disclosure Schedules.

2.     Disposal of United Kingdom Buildings.

3. Borrowing to effectuate the loans described in Section 5.1(a) to the Company Disclosure Schedules.



                                SECTION 3.20

                           INTELLECTUAL PROPERTY

                            SEE ATTACHED PAGES.



                              SECTION 3.20(B)

                           INTELLECTUAL PROPERTY


        The lien on Intellectual Property granted to Citicorp North America in connection with the June 1, 1991 Credit Agreement between Citicorp North America and Panavision International, L.P.



                              SECTION 3.20(C)

                           INTELLECTUAL PROPERTY



                              SECTION 3.20(D)

                           INTELLECTUAL PROPERTY


               Listed are all presently known domestic trademark proceedings which have occurred in the past three years and which all, save one in Canada, are presently resolved:

               1) Trademark Settlement Agreement dated March, 1977 between Matsushita and Panavision. This Agreement was amended by the attached Agreement, dated July 1, 1980.

               Matsushita has filed a number of foreign applications for service marks under the Panasonic name, including coverage for amusement parks and motion picture production facilities. As they have come to our attention, we have protested and filed oppositions where necessary.

               2) Agreement settling a dispute between Panavision
International and a company called Paravion, regarding the name Paravion for camera mounts. Panavision has now withdrawn the Opposition and Paravion has withdrawn its application.

               3) Consent Decree in the lawsuit Panavision International LP
v. Panavision Electronics in the Southern District of New York, secured in 1994. Also attached is a draft of a letter reflecting the settlement agreement between the parties following Panavision's filing for a contempt citation.

               4) Brief on appeal in the matter between Panavision International and Matsushita, over the registration of the word Panavideo in Canada.

               5) Panavision International v. Toeppon is reported at 945 F.Supp. 1296 (DC Cal. 1996) regarding PANAVISION and PANAFLEX marks.



                              SECTION 3.20(H)

                           INTELLECTUAL PROPERTY

See also Section 3.20(c).




                             SECTION 3.20(K)(I)

                           INTELLECTUAL PROPERTY




                            SECTION 3.20(K)(II)

                           INTELLECTUAL PROPERTY




                            SECTION 3.20(K)(III)

                           INTELLECTUAL PROPERTY




                            SECTION 3.20(K)(IV)

                           INTELLECTUAL PROPERTY

There exists no list of unpatented or unpatentable methods, devices, technology, trade secrets, proprietary information and know-how.



                  SECTION 3.20(K)(V) RE LICENSE AGREEMENTS

                           INTELLECTUAL PROPERTY

1. Agreement dated November 1, 1994, as amended on June 16, 1995, between Lockheed Missiles and Space Company Inc. ("LMSC") and Panavision International, L.P.--concerning LMSC vs. U.S. Patents 4,958,919; 5,020,889 and 5,033,831, and corresponding foreign patents, which relate to liquid lens technology. This License is not transferable without the prior written consent of LMSC.

2. Agreement dated March 7, 1995, between Mantis Wildlife Films PTY Limited; Panavision, a division of Panavision International, L.P. and Jim Frazier -- a joint development and revenue agreement under certain U.S. and foreign patents of which Frazier is the named inventor and property rights therein are owned by Mantis; which subject matter relates to certain "Cine Lens" and "Still Lens" systems. This Agreement is expressly nontransferable without the consent of all three parties.

3. Agreement dated June 1, 1995, between Panavision International, L.P. and Lightstorm Technologies, Inc. -- a joint development and revenue sharing agreement on a patent owned by Lightstorm concerning video viewfinder technology. This Agreement is freely assignable in conjunction with the merger, acquisition, reorganization or transfer of substantially all of the assets of Panavision; otherwise, requires written consent of Lightstorm.

4. Trademark Consent Agreement dated September 1, 1974 between Panavision, Incorporated and GAF Corporation.




                                SECTION 3.21

                         RELATED PARTY TRANSACTIONS

1. Indemnification Agreement between Panavision International, L.P. and Colortran Directors Dated May, 1996.

2.     Transactions between the Company and Warburg Pincus Capital Company.

       There are no material contracts, agreements, arrangements or understandings between the Company and Warburg Pincus Capital Company.

3.     Intercompany Transactions.

           o Panavision International L.P. has a loan receivable due from Pany Rental, Inc. (dba Panavision New York).

           o The Company has a note due from an officer as well as general loans to employees that are not considered to be material to the Company.

           o With the consummation of this transaction, there will be loans between the Company and certain officers and directors.



                              SECTION 3.22(A)

                       LABOR RELATIONS AND EMPLOYMENT

                                   NONE.



                               SECTION 5.1(A)


1. Accelerated Vesting of Certain Options for officers and key employees.

2. Accelerated Payment of Bonuses for 1997 Executive Incentive Compensation Plan (EICP).

3. Loans to employees to facilitate payment of withholding taxes due relative to the exercise of options.



                               SECTION 5.1(B)

1. Borrowing under the Chase Credit Agreement dated June 5, 1997.



                               SECTION 5.1(C)

1. The agreement between Hughes EL Can and the Company dated December 10, 1997 to supply the Company with material for the manufacturing of lenses. [Section 3.7]

2. The agreement with Chlorelle Construction Limited for leasehold improvements for operations in the United Kingdom. [Section 3.7]



                               SECTION 5.1(D)

1. Panavision intends to accept a dividend distribution from Aaton, a French Camera Manufacturer in which the Company has acquired an interest in either December 1997 or January 1998. The dividend distribution will be approximately $900,000. In addition, Panavision will sell its interest in Aaton for approximately $375,000 in either December 1997 or January 1998.


                               SECTION 5.1(H)

1 See Aaton disposal referred to in Section 5.1(d) to the Company's Disclosure Schedules.

2. See disposal of United Kingdom buildings referred to in Section 3.15 to the Company's Disclosure Schedules.